EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

BETTER SOLUTIONS, INC.

(a Pennsylvania corporation),

WORLD HEALTH ALTERNATIVES, INC.

(a Florida corporation),

TRAVEL NURSE SOLUTIONS, INC.

(an Ohio corporation),

and

CERTAIN SHAREHOLDERS THEREOF

OCTOBER 14, 2004

i

(continued)

(continued)

(continued)

Schedules

Schedule 2.1(b)(vii) – Excluded Assets

Disclosure Schedule

Schedule 4.5 – Financial Statements

Schedule 4.6 – Encumbrances

Schedule 4.7(a)(i) – Real Estate Leases

Schedule 4.8 – Personal Property

Schedule 4.9 – Non Real Estate Leases

Schedule 4.10 – Accounts Receivable

Schedule 4.13(c) – Tax Returns

Schedule 4.13(i) – Tax ID Number

Schedule 4.15(a) – Litigation

Schedule 4.15(c) – Governmental Permits

Schedule 4.16 – Contracts

Schedule 4.17 – Insurance

Schedule 4.18(a)(i) – Intellectual Property

Schedule 4.19 – Employee Relations

Schedule 4.20 – Seller Plans

Schedule 4.24 – Customers

Schedule 4.27 – Related Parties

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of October 14, 2004, by and among Travel Nurse Solutions, Inc., an Ohio corporation (the “Seller”), David N. Rentschler and Paul D. Gunnoe (together, the “Majority Investors” and, together with the Seller, the “Seller Parties”), World Health Alternatives, Inc., a Florida corporation (“Parent”), Better Solutions, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Parent, (the “Buyer,” and together with the Seller Parties, the “Parties”).

BACKGROUND

WHEREAS, the Majority Investors own 90% of the issued and outstanding shares of capital stock of the Seller;

WHEREAS, the Seller owns and operates the Business (defined below); and

WHEREAS, this Agreement sets forth the terms and conditions upon which the Buyer is purchasing the Purchased Assets (defined below) and assuming the Assumed Liabilities (defined below) from the Seller and the Seller is selling the Purchased Assets and transferring the Assumed Liabilities to the Buyer;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Parties hereby agree as follows:

1.	Definitions.

Certain terms used in this Agreement are defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

“Accounts Payable” shall mean those trade accounts payable of the Seller relating to the ongoing operations of the Business or the Acquired Assets incurred in bona fide transactions in the ordinary course of business within 60 days of the Closing Date. Accounts Payable shall not include any Excluded Liabilities.

“Accounts Receivable” shall mean (i) all of the Seller’s trade accounts receivable and other rights to payment from customers of the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of products sold or services rendered to customers of the Business; (ii) all other accounts or notes receivable of Sellers and the full benefit of all security for such accounts or notes; and (iii) any claim, remedy or other right related to any of the foregoing.

“Accrued Expenses” shall mean those expenses incurred in the conduct of the Business in the ordinary course prior to the Closing Date in those categories set forth on Schedule 1(a) hereto; in no event shall Accrued Expenses include amounts due, whether as a result of deferred compensation or otherwise, to the Majority Investors.

“Action” is defined in Section 11.7.

“Affiliates” shall mean, with respect to a particular Party, Persons controlling, controlled by, or under common control with that Party, as well as any officers and their immediate family members, directors and their immediate family members, and majority-owned entities of that Party and of its other Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of 10% or more of the voting securities or other equity interest shall be deemed to constitute control.

“Agreement” shall mean this Agreement, the Exhibits, and the Disclosure Schedule.

“Assumed Liabilities” are defined in Section 2.5(a).

“Balance Sheet” is defined in Section 4.5.

“Balance Sheet Date” is defined in Section 4.5.

“Benefit Plan” shall mean all employment, compensation, vacation, bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right, or other stock-based incentive, severance, change-in-control, or termination pay, hospitalization, or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, Contracts, arrangements, or employee benefit plans of the Seller within the meaning of Section 3(3) of ERISA, sponsored, maintained, or contributed to or required to be contributed to by the Seller or any ERISA Affiliate and any related or separate Contracts, plans, trusts, programs, policies, and arrangements that provide benefits of economic value to any present or former employee of the Seller or director, or present or former beneficiary, dependent, or assignee of any such present or former employee or director.

“Bill of Sale, Assignment, and Assumption Agreement” shall mean a bill of sale, assignment, and assumption agreement by and between the Seller and the Buyer in substantially the same form as Exhibit A.

“Business” shall mean the entire business, operations (including the operations of the Seller’s Netis division), and facilities of the Seller including the goodwill appurtenant to such business and assets and the design, manufacture, and sale of the products thereof and the furnishing of services to customers therewith.

“Business Day” shall mean any day other than a Saturday, Sunday, or a day on which all banking institutions in the Commonwealth of Pennsylvania are authorized or obligated by Law or executive order to close.

“Buyer” is defined above in the Preamble.

“Charter Documents” shall mean a Person’s certificate or articles of incorporation, certificates defining the rights and preferences of securities, articles of organization, limited liability company operating agreement, general or limited partnership agreement, certificate of limited partnership, joint venture agreement, or other similar document governing the Person.

“Claim Notice” is defined in Section 11.3(a).

“Claim Response” is defined in Section 11.3(a).

“Closing” is defined in Section 3.1.

“Closing Balance Sheet” is defined in Section 2.6(c)(iii).

“Closing Certificates” shall mean the certificates to be delivered by the Seller at the Closing under Section 3.2 and any other provisions hereof.

“Closing Date” is defined in Section 3.1.

“Closing Date Consideration” is defined in Section 2.2(a).

“Closing Payment” is defined in Section 2.2(a)(i).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Component” shall mean any software, Software Product, Custom Software, Hardware, Database, or Embedded Control.

“Confidential Information” shall mean any confidential or proprietary information or Intellectual Property of the Seller, or that of any Affiliate of the Seller that is used in the Business, including personnel information, know-how, data, Databases, advertising and marketing plans or systems, distribution and sales methods or systems, sales and profit figures, customer and client lists, customer, client, and supplier information, and any relationships with dealers, distributors, wholesalers, customers, clients, suppliers, and any other Persons who have, or have had, business dealings with the Business.

“Confidentiality Agreement” is defined in Section 4.18(a)(ii).

“Contingent Claim” is defined in Section 11.9.

“Contract” shall mean any written or oral contract, agreement, lease, instrument, or other document or commitment, arrangement, undertaking, practice, or authorization (including all amendments, supplements, and modifications thereto) that is binding on any Person or its property under any applicable Law.

“Copyrights” shall mean any copyrights and registrations and applications therefor, including all renewals and extensions thereof and rights corresponding thereto in both published and unpublished works throughout the world, owned, or licensed by the Seller in connection with the conduct of the Business.

“Court Order” shall mean any judgment, decree, injunction, order, or ruling of any Governmental Body that is binding on any Person or its property under applicable Law.

“Crestmark Note” shall mean that certain promissory note made by Seller in favor of Crestmark Bank, dated January 20, 2004.

“Current Assets” shall mean the following categories of current assets of the Seller that are categorized as such on the Balance Sheet or the Closing Balance Sheet prepared in conformity with GAAP: (i) Accounts Receivable, other than Excluded Receivables, and (iii) prepaid rent and expenses.

“Current Liabilities” shall mean (i) the Accounts Payable, (ii) the Accrued Expenses, in each case to the extent set forth on the Closing Balance Sheet prepared in conformity with GAAP, and (iii) the Crestmark Note.

“Custom Software” shall mean any computer software that has been developed or designed for use in the Business.

“Damages” are defined in Section 11.1.

“Database” shall mean any data and other information recorded, stored, transmitted, and retrieved in electronic form by a System or any Component, whether located on any Components of a System or archived in storage media of a type employed or used in conjunction with any Component or System.

“Deductible Amount” is defined in Section 11.4.

“Default” shall mean (a) a breach, default, or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default, or violation or cause an Encumbrance to arise, or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, cancellation, amendment, renegotiation, or acceleration or a right to receive damages or a payment of penalties.

“Designated Employees” are defined in Section 8.1.

“Disclosure Schedule” shall mean any of the schedules attached hereto containing information relating to the Majority Investors and the Seller pursuant to Section 4 and other provisions hereof that has been provided to the Buyer on the date hereof.

“Draft Closing Balance Sheet” is defined in Section 2.6(a).

“Earn-Out Acceleration Event” is defined in Section 2.3(f).

“Earn-Out Consideration” is defined in Section 2.3.

“Earn-Out Shares Issuance Date” is defined in Section 2.3(c).

“EBITDA” is defined in Section 2.3(a).

“EBITDA Report” is defined in Section 2.3(e).

“Eligible Employees” are defined in Section 8.1.

“Embedded Control” shall mean any microprocessor, microcontroller, smart instrumentation, or other sensor, driver, monitor, robotic, or other device containing a semiconductor, memory circuit, BIOS, PROM, or other microchip.

“Encumbrances” shall mean any lien, mortgage, security interest, pledge, adverse claim, restriction on transferability, defect of title, or other claim, charge, or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income, or other exercise of any attributes of ownership.

“Environmental Condition” is defined in Section 4.15(b).

“Environmental Law” shall mean any and all Laws, Environmental Permits, legally binding policies and guidance documents, Court Orders, or agreements with any Governmental Body relating to the protection of health and the environment, worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of Hazardous Substances, including but not limited to: the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Materials Transportation Act 49 U.S.C. § 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. § 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C.

§ 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Occupational Safety & Health Act of 1970, 29 U.S.C. § 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Safe Drinking Water Act of 1974, 42 U.S.C. § 300(f) et seq.; and the state analogies thereto, all as amended or superseded prior to Closing; and any common law doctrine, including but not limited to, negligence, nuisance, trespass, personal injury, or property damage related to or arising out of the presence, Release, or exposure to a Hazardous Substance.

“Environmental Liability” shall mean any Liability relating to or arising out of an Environmental Condition.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person that, together with the Seller, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any partnership of which the Seller is or has been the general partner.

“Estimated Net Working Capital” shall mean $306,549.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Excluded Assets” are defined in Section 2.1(b).

“Excluded Liability” is defined in Section 2.5(b).

“Excluded Receivables” shall mean Accounts Receivable that are (a) more than 90 days past due as of the Closing Date or (b) due from officers or employees of the Seller.

“Expiration Date” is defined in Section 11.6.

“Financial Statements” are defined in Section 4.5.

“First Earn-Out Period” is defined in Section 2.3(a).

“First Period Applicable Percentage” is defined in Section 2.3(a).

“First Period EBITDA” is defined in Section 2.3(a).

“GAAP” shall mean generally accepted accounting principles as employed in the United States of America applied consistently with prior periods and with the Seller’s historical accounting practices and methods, provided that standards of materiality applicable to the Business standing alone shall be employed without regard to standards of materiality used by the Seller in prior periods, and provided further, that the Seller’s historical accounting practices and methods shall not be consistently applied to the extent they are not in accordance with applicable generally accepted accounting principles.

“Governmental Body” shall mean any (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, or any political subdivision thereof, (b) federal, state, local, municipal, foreign, or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, contractor, regulatory body, or other entity and any court, arbitrator, or other tribunal).

“Governmental Permits” shall mean any permits, licenses, registrations, certificates of occupancy, approvals, or other authorizations of any Governmental Body.

“Hardware” shall mean any mainframe, midrange computer, personal computer, notebook or laptop computer, server, switch, printer, modem, driver, peripheral, or any component of any of the foregoing.

“Hazardous Substances” shall mean any toxic, carcinogenic, or hazardous gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety including (a) any “hazardous substances” as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§9601 et seq., (b) any “extremely hazardous substance,” “hazardous chemical,” or “toxic chemical” as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§11001 et seq., (c) any “hazardous waste,” as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§6901 et seq., (d) any “pollutant,” as defined under the federal Water Pollution Control Act, 33 U.S.C. §§1251 et seq., as any of such Laws in clauses (a) through (d) as amended, (e) any petroleum, petroleum hydro carbons or petroleum products or by-products, or diesel fuel, (f) asbestos or asbestos-containing materials, lead or lead containing materials or polychlorinated biphenyls, and (g) any regulated substance or waste under any Laws or Court Orders that have been or are currently proposed to be enacted, promulgated, or issued by any federal, state, or local governmental authorities concerning protection of the environment.

“Indebtedness” shall mean, without duplication, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any obligation evidenced by any note, bond, debenture, or other debt security, (iii) any obligation to pay the deferred purchase price of property or services with respect to which a Person is liable as obligor or otherwise and any installment payment non-competition agreement, (iv) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (v) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse, but excluding the endorsement of checks or other negotiable instruments for deposit or collection), (vi) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor, or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any indebtedness secured by an Encumbrance on a Person’s assets, (viii) any outstanding letter of credit, sight draft, bankers’ acceptances, performance bond or similar surety obligation of the Seller; provided, that any such obligation shall only be considered Indebtedness to the extent such obligation has actually been drawn (or circumstances exist which entitle the beneficiary to draw on) at or prior to the Closing Date, and (ix) any interest, principal, prepayment penalty, fees, or expenses to the extent paid in respect of those items listed in clauses (i) through (viii) of this definition.

“Indemnification Cap” is defined in Section 11.4.

“Indemnified Buyer Party” is defined in Section 11.1.

“Indemnified Party” is defined in Section 11.3(a).

“Indemnified Seller Party” is defined in Section 11.2.

“Indemnitor” is defined in Section 11.3(a).

“Independent Accounting Firm” is defined in Section 2.3(e).

“Intellectual Property” shall mean any (i) Copyrights, Patents, Trademarks, and Trade Secrets, and (ii) Internet domain names, URLs, technology rights and licenses, Databases, franchises, software, formulae, inventions, invention disclosures, ideas, discoveries, innovations and rights in research and development, and commercially practiced processes and inventions, whether patentable or not in any jurisdiction throughout the world and any other intellectual property or any similar, corresponding, or equivalent right to any of the foregoing, owned or licensed by the Seller in connection with the conduct of the Business.

“Inventory” shall mean all inventory of the Business, including raw materials, supplies, packaging supplies, work in process, and finished goods.

“IRS” shall mean the U.S. Internal Revenue Service.

“Key Management Change” is defined in Section 2.3(d).

“Knowledge,” “to the knowledge of,” or phrases of similar import, with respect to an individual, shall mean an individual shall be deemed to have knowledge of a particular fact or other matter if (a) that individual is actually aware of that fact or matter; or (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement. With respect to the Seller, “knowledge,” or phrases of similar import, shall mean the Seller shall be deemed to have knowledge of a particular fact or other matter if any of David Rentschler, Paul Gunnoe, Martha S. Gunnoe, Sheila King or, solely with respect to matters involving Netis, Shawn Shrader, has, or at any time had, knowledge of that fact or other matter (as set forth in (a) and (b) above), and each of these individuals will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representation and warranties made by the Seller herein. With respect to the Buyer or Parent, “knowledge,” or phrases of similar import, shall mean the Buyer or Parent shall be deemed to have knowledge of a particular fact or other matter if any executive officer of the Buyer or Parent has, or at any time had, knowledge of that fact or other matter (as set forth in (a) and (b) above), and each such executive officer will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representation and warranties made by the Buyer and Parent herein

“Law” shall mean any statute, law, ordinance, regulation, order, or rule of any Governmental Body, including Environmental Laws and those covering energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as common law.

“Liability” shall mean any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty, or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, known or unknown.

“Licenses and Permits” are defined in Section 4.26.

“Liquidated Claim Notice” is defined in Section 11.3(a).

“Litigation” shall mean any lawsuit, action, arbitration, administrative proceeding, quasi-administrative proceeding, criminal prosecution, or Governmental Body’s investigation or inquiry, whether formal or informal.

“Majority Investors” are defined above in the preamble.

“Material Adverse Effect” shall mean any state of facts, event, change or effect that, individually or aggregated with other states of facts, events, changes or effects, (a) is materially adverse to or materially impairs, (i) the value or condition of the Acquired Assets or the value, condition, business, prospects, properties or results of operations of the Business taken as a whole or (ii) the ability of any party hereto to perform its obligations under this Agreement, (b) prevents or materially delays consummation of any of the transactions contemplated by this Agreement, or (c) gives rise to any material liability that would be an Assumed Liability or materially increases any Assumed Liability.

“Net Working Capital” shall mean Current Assets less Current Liabilities. In computing Net Working Capital, any rents, prepaid items and other applicable items shall be pro rated as of the Closing Date.

“Non-Assignable Contract” is defined in Section 2.7.

“Non-Competition Period” is defined in Section 6.2(a).

“Non-Real Estate Leases” are defined in Section 4.9.

“Ordinary course” or “ordinary course of business” shall mean, with respect to an action taken by any Person, an action that (a) is consistent in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature, and (c) is similar in nature, scope, and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Outstanding Checks” shall mean the outstanding checks issued by the Seller that are unpresented and unpaid as of the Closing.

“Parent Common Stock” shall mean shares of common stock of Parent, $0.0001 par value per share, or the shares of common stock of any successor to Parent.

“Parent” is defined above in the Preamble.

“Parties” are defined above in the Preamble.

“Patents” shall mean any patents together with any extensions, reexaminations, and reissues of such patents, patents of addition, patent applications, divisions, continuations, continuations-in-part, and any subsequent filings in any country or jurisdiction claiming priority therefrom, owned, or licensed by the Seller in connection with the conduct of the Business.

“Payment Accelerations” is defined in Section 4.29.

“PBGC” is defined in Section 4.20(m).

“Pension Plan” shall mean all Seller Plans that are defined benefit pension plans or that are otherwise subject to Section 412 of the Code or Title IV of ERISA

“Person” shall mean any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, trust, joint venture, unincorporated association, or any other legal entity of whatever nature.

“Pre-Closing Tax Period” is defined in Section 12.1.

“Prohibited Action” is defined in Section 11.7.

“Purchase Price” is defined in Section 2.2.

“Purchased Assets” are defined in Section 2.1(a).

“Qualified Plan” is defined in Section 4.21(b).

“Real Estate Leases” are defined in Section 4.7(a).

“Real Property” shall mean all rights and interests in or to real property, including fee estates, leaseholds, and subleaseholds, purchase options, easements, licenses, privileges, hereditaments, appurtenances thereto, rights to access and rights of way, easements or prescriptive right, and all buildings, structures, fixtures, facilities and improvements to any real property owned by the Seller or used, useful, or held for use in the operation of the Business, together with any additions thereto or replacements thereof.

“Release” shall mean any release, spill, emission, leaching, leaking, migration, dumping, emptying, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Released Party” is defined in Section 6.7.

“Releasing Party” is defined in Section 6.7.

“Resolution Period” is defined in Section 11.3(c).

“Response Period” is defined in Section 11.3(a).

“Restricted Business” is defined in Section 6.2(a).

“Restricted Party” is defined in Section 6.2(a).

“SEC Disclosure Documents” are defined in Section 5.7.

“Second Earn-Out Period” is defined in Section 2.3(b).

“Second Period Applicable Percentage” is defined in Section 2.3(b).

“Second Period EBITDA” is defined in Section 2.3(b).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Seller” is defined above in the Preamble.

“Seller Contracts” are defined in Section 4.16(c).

“Seller Employees” are defined in Section 4.19.

“Seller Parties” are defined above in the Preamble.

“Seller Plans” are defined in Section 4.20(a).

“Seller Required Consents” are defined in Section 4.3.

“Seller’s Report” is defined in Section 2.6(b).

“Shareholders” mean the Majority Investors and Shawn Shrader, Amber Siewertsen, Jeffrey S. Edison, Joanna Edge, Martha S. Gunnoe and Michael Cooley.

“Shareholders’ Representative” is defined in Section 11.10.

“System” shall mean any combination of any software, Software Product, Custom Software, Hardware, Database, or Embedded Control.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” shall mean all taxes, duties, charges, fees, levies, or other assessments of any kind imposed by any Governmental Body including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, documentary, intangible, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated, and franchise taxes (including any interest, penalties, surcharges, surtaxes, or additions attributable to or imposed on or with respect to any such tax or assessment).

“Trade Secrets” shall mean any know-how, trade secrets, formulae, specifications, technical information, data, process technology, plans, drawings (including engineering and auto-cad drawings), blueprints, proprietary information, including customer lists and information, employee lists and information, computer programs and operational software, and all documentation related to any of the foregoing, owned, or licensed by the Seller in connection with the conduct of the Business, except for any such item that is generally available to the public.

“Trademarks” shall mean any registered trademarks, registered service marks, trademark, and service mark applications and unregistered trademarks and service marks, brand names, certification marks, trade names, logos, trade dress, and all goodwill associated with the foregoing throughout the world and registrations in any jurisdictions of, and applications in any jurisdiction to register, the foregoing, including any extension, modification, or renewal of any such registration or application, owned, or licensed by the Seller in connection with the conduct of the Business.

“Transaction Documents” shall mean this Agreement, the Bill of Sale, Assignment, and Assumption Agreement, the Closing Certificates, and any other agreement, certificate, or instrument required to be executed, delivered, filed, or performed pursuant hereto or thereto.

“Transactions” shall mean the purchase and sale of the Purchased Assets at the Closing and the other transactions contemplated by the Transaction Documents.

“Transferred Employees” are defined in Section 8.1.

“Unliquidated Claim” is defined in Section 11.3(a).

“U.S.” shall mean the United States of America.

“WARN Act” is defined in Section 4.19.

2.	Sale and Purchase.

2.1 Agreement to Sell and Purchase.

(a) At the Closing, subject to the terms and conditions of this Agreement, the Seller shall grant, sell, convey, assign, transfer, and deliver to the Buyer, and the Buyer shall purchase from the Seller, all right, title, and interest of the Seller in and to all of the assets, properties, and rights of every kind, and description, real, personal, and mixed, tangible and intangible, wherever situated constituting, used, useful, or held for use in the Business on the Closing Date other than the Excluded Assets (the “Purchased Assets”), free and clear of all Encumbrances, including the following:

(i) all Accounts Receivable, other than Excluded Receivables;

(ii) all Inventory;

(iii) all furniture, fixtures, automobiles, leasehold improvements, tooling, machinery, and equipment;

(iv) all customer records, including principal contacts, addresses and telephone numbers, purchasing history, demographics, payment information, and any other information;

(v) all records with respect to suppliers, employees, and other aspects of the Business;

(vi) all Patents;

(vii) all Trade Secrets;

(viii) all Copyrights;

(ix) all manufacturing, warehouse, and office supplies;

(x) all Software and Custom Software (including documentation and related object and source codes);

(xi) all Trademarks;

(xii) all rights under the Real Estate Leases and the Non-Real Estate Leases, and any easements, deposits, or other rights pertaining thereto;

(xiii) all rights under any Governmental Permits, to the extent assignable;

(xiv) all rights related to any prepaid expenses;

(xv) all the assets of the Seller, whether or not described in this Section 2.1, as set forth on the Balance Sheet and those assets of the Seller whose ownership by the Seller is implied by the assumptions made in the preparation of the Balance Sheet;

(xvi) all rights under any insurance Contracts specified in Schedule 2.1(a)(xvi) hereto; and

(xvii) all rights under any Contracts except to the extent specified in Section 2.5.

(b) Notwithstanding the foregoing, the Purchased Assets shall not include any of the following (the “Excluded Assets”):

(i) the corporate seals, Charter Documents, minute books, stock books, Tax Returns and rights to Tax refunds for taxable periods ending on or prior to the Closing Date, books of account, or other records having to do with the corporate organization of the Seller;

(ii) cash, net of Outstanding Checks, and cash equivalents as of the Closing Date;

(iii) the rights that accrue or will accrue to the Seller under this Agreement;

(iv) the rights of the Seller under any Benefit Plan and any insurance Contract (including any rights to premium refunds not specified in Schedule 2.1(a)(xvi) hereto;

(v) the rights of the Seller under any Governmental Permits which are not assignable;

(vi) the Excluded Receivables; or

(vii) the Excluded Assets specified on Schedule 2.1(b)(vii).

2.2 Purchase Price; Closing Date Consideration. In consideration of the grant, sale, conveyance, assignment, transfer, and delivery of the Purchased Assets to the Buyer, and in addition to the assumption by the Buyer of the Assumed Liabilities, the Buyer shall pay to the Seller the Closing Date Consideration and the Earn-Out Consideration (such sum, as adjusted pursuant to Section 2.6, the “Purchase Price”).

(a) At Closing, the Buyer shall pay the following consideration (the “Closing Date Consideration”):

(i) the Buyer shall pay that amount of cash equal to (A) $5,315,000, plus (B) the Estimated Net Working Capital (the “Closing Payment”);

(ii) the Buyer and the Parent as co-obligors shall issue a promissory note, in the original principal amount of $750,000, substantially in the form of Exhibit B attached hereto; and

(iii) the Buyer shall cause Parent to issue 747,950 shares of Parent Common Stock to the Seller and the Shareholders, as set forth on Schedule 2.2(a)(iii) hereto.

(b) The Buyer shall pay to the Seller the Closing Payment by a wire transfer of immediately available funds, in accordance with written instructions provided by the Seller to the Buyer prior to the Closing Date.

2.3 Earn-Out Consideration. Buyer will pay up to $2,500,000 (the “Earn-Out Consideration,” as follows:

(a) If, for the twelve-month period commencing on the Closing Date (the “First Earn-Out Period”), the income from operations before interest, taxes, depreciation and amortization (the

“EBITDA”) attributable to the Business (the “First Period EBITDA”) is equal to or greater than $2,600,000, then Buyer shall cause Parent to issue that number of shares of Parent Common Stock having an aggregate value equal to $1,000,000. If the First Period EBITDA is less than $2,600,000 but greater than $1,950,000, the Buyer shall cause Parent to issue that number of shares of Parent Common Stock having an aggregate value equal to the product of $1,000,000 multiplied by the First Period Applicable Percentage. The “First Period Applicable Percentage” shall mean the percentage of $2,600,000 that the First Period EBITDA represents. By way of illustration, if the First Period EBITDA was $2,080,000, the First Period Applicable Percentage would be 80%. If the First Period EBITDA is less than $1,950,000 but greater than $0, the Buyer shall cause Parent to issue that number of shares of Parent Common Stock having an aggregate value equal to the product of $750,000 multiplied by the First Period Applicable Percentage.

(b) If, for the twelve-month period commencing on the first anniversary of the Closing Date (the “Second Earn-Out Period”), the EBITDA attributable to the Business (the “Second Period EBITDA”) is equal to or greater than $3,600,000, then the Buyer shall cause Parent to issue that number of shares of Parent Common Stock having an aggregate value equal to $1,500,000. If the Second Period EBITDA is less than $3,600,000 but greater than $2,700,000, the Buyer shall cause Parent to issue that number of shares of Parent Common Stock having an aggregate value equal to the product of $1,500,000 multiplied by the Second Period Applicable Percentage. The “Second Period Applicable Percentage” shall mean the percentage of $3,600,000 that the Second Period EBITDA represents. If the Second Period EBITDA is less than $2,700,000 but greater than $0, the Buyer shall cause Parent to issue that number of shares of Parent Common Stock having an aggregate value equal to the product of $750,000 multiplied by the Second Period Applicable Percentage.

(c) Any shares of Parent Common Stock to be issued as Earn-Out Consideration pursuant to this Section 2.3 shall be issued on the later of (i) a Business Day not more than 30 days after the final determination of EBITDA for the applicable Earn-Out Period, as provided in Section 2.3(e) hereof, or (ii) the date that is 60 days after the end of the applicable Earn-Out Period (each such date, an “Earn-Out Shares Issuance Date”). The value of the shares of Parent Common Stock issued pursuant to this Section 2.3 shall be calculated based on the average per share closing price of the Parent Common Stock over the ten trading days immediately preceding the applicable Earn-Out Shares Issuance Date, if the shares are listed on a national exchange or quoted on an automated dealer quotation system or OTC Bulletin Board. If the shares are not so listed or quoted, the value of the shares shall be determined in good faith by the board of directors of Parent based upon an independent appraisal of the value of shares of Parent Common Stock. At the sole discretion of Parent (or any successor to Parent), the Earn-Out Consideration may be paid in cash.

(d) The EBITDA attributable to the Business shall be determined in good faith by the Buyer, based on monthly financial statements (unaudited) that are prepared in accordance with GAAP, consistently applied. In determining the EBITDA attributable to the Business: (i) EBITDA shall be computed without regard to “extraordinary items” (as defined under GAAP) of gain or loss, (ii) EBITDA shall not include any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business, (iii) no deduction shall be made for any management fees, (iv) EBITDA shall include expenses incurred by Parent or the Buyer that relate directly to the operation of the Business (including insurance, payroll processing, marketing, and website hosting costs and expenses) and (v) no deduction shall be made for Parent or Buyer’s legal or accounting fees and expenses arising out of this Agreement or the Transactions. Nothing in this Section 2.3 shall be construed to limit Parent or the Buyer’s ability to make operational and other decisions that may affect the Business; provided, however, if (x) Parent or the Buyer makes changes in the key management personnel of the Business or (y) there is a change in the key management personnel of Parent (each of (x) and (y) a “Key Management Change”), then the EBITDA attributable to the Business for the applicable Earn-Out Period shall be deemed to be the greater of (i) the actual EBITDA attributable to the Business for the applicable Earn-Out Period or (ii) the EBITDA determined by calculating the EBITDA attributable to the Business for the portion of the Earn-Out Period prior to the Key Management Change and multiplying such EBITDA by a fraction, the numerator of which shall be 365 days and the denominator of which shall be the number of days elapsed in the applicable Earn-Out period prior to the Key Management Change (and, if such Key Management Change occurs in the First Earn-Out Period, the calculation of EBITDA set forth in this sentence shall be used to determine whether Earn-Out Consideration is due for each of the First Earn-Out Period and the Second Earn-Out Period); provided, further, any Earn-Out Consideration that is due as a result of the calculation described in this sentence shall be paid on the date that is 60 days after the end of the applicable Earn-Out Period.

(e) Within 30 days after the end of the First Earn-Out Period and the Second Earn-Out Period, the Buyer shall submit to the Seller a written report (the “EBITDA Report”) setting forth its computation of the EBITDA attributable to the Business. Unless the Seller notifies the Buyer within 45 days after receipt of the EBITDA Report that it objects to the computation of EBITDA therein, the EBITDA Report shall be binding and conclusive for purposes of this Agreement. The Seller shall have access, during normal business hours, to the books and records of the Business used by Buyer in computing EBITDA, including Buyer’s workpapers. If the Seller notifies the Buyer in writing within 30 days after receipt of the EBITDA Report of specific, itemized and quantified objections to the EBITDA Report. If the Buyer and the Seller are unable to resolve any items that are in dispute within 15 days of the Seller’s delivery of its notice to the Buyer, the matters in dispute will be submitted for resolution to Schneider Downs & Co., Inc. or such other independent accounting firm of national reputation as may be mutually acceptable to the Seller and the Buyer (the “Independent Accounting Firm”). The Independent Accounting Firm shall, within 30 days of such submission, determine and issue a written report to the Seller and the Buyer upon such disputed items and such written decision shall be final and binding upon the parties. The Seller and the Buyer shall cooperate reasonably with each other and each other’s representatives to enable the Independent Accounting Firm to render a written decision as promptly as possible. The fees of the Independent Accounting Firm shall be borne by the Parties in proportion to the aggregate differences between their respective calculations of EBITDA and the EBITDA finally determined by the Independent Accounting Firm.

(f) Notwithstanding the foregoing provisions, in the event of (i) the filing of a petition in bankruptcy by or against Parent or the Buyer that is not dismissed within 60 days of the filing or (ii) the liquidation and dissolution of the Buyer or Parent (each of (i) and (ii), an “Earn-Out Acceleration Event”), then the entire amount of the Earn-Out Consideration that has not been previously paid shall be immediately due and payable; provided, however, if the Earn-Out Acceleration Event occurs during the Second Earn-Out Period, only $1,500,000 of the Earn-Out Consideration shall be due and payable. The value of the shares of Parent Common Stock issued pursuant to this Section 2.3(f) shall be calculated based on the average per share closing price of the Parent Common Stock over the 30 trading days immediately preceding the applicable Earn-Out Acceleration Event, if the shares are listed on a national exchange or quoted on an automated dealer quotation system or OTC Bulletin Board. If the shares are not so listed or quoted, the value of the shares shall be determined in good faith by the board of directors of Parent based upon an independent appraisal of the value of shares of Parent Common Stock.

2.4 Allocation of the Purchase Price. The portion of the Purchase Price to be allocated to the Purchased Assets shall be allocated among the Purchased Assets in accordance with the respective fair market values of the Purchased Assets pursuant to an allocation schedule prepared by the Buyer and approved by the Seller after the Closing in accordance with Section 1060 of the Code and the regulations adopted thereunder. Neither the Seller nor the Buyer will take a position on any income Tax Return, before any Governmental Body charged with the collection of any income Tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 2.4, and the Seller and the Buyer shall file Form 8594 with the IRS in a manner consistent with this allocation. If there is any adjustment to the Purchase Price under Section 2.3 or Section 2.6, the allocation schedule shall be modified accordingly.

2.5 Assumption of Liabilities.

(a) At the Closing, the Buyer shall assume and agree to pay, discharge, or perform, as appropriate, when due only the Liabilities of the Seller specifically identified below in this Section 2.5(a) (the “Assumed Liabilities”):

(i) the Accounts Payable, but in each case only to the extent set forth on the Closing Balance Sheet;

(ii) the Accrued Expenses, but in each case only to the extent set forth on the Closing Balance Sheet;

(iii) the Crestmark Note, the outstanding balance of which as of the Closing Date shall be reflected on the Closing Balance Sheet;

(iv) any post-Closing executory obligations under those Contracts identified as assumed Contracts on Section 4.16 of the Disclosure Schedule.

(b) Notwithstanding paragraph (a) above or any other provision of this Agreement, the Buyer is not assuming under this Agreement or any other Transaction Document any Liability that is not specifically identified as an Assumed Liability under Section 2.5(a) (each, an “Excluded Liability”), including any of the following: (i) all Liabilities arising out of any Default by the Seller of any provision of any Contract, Law, or Governmental Permit; (ii) all product Liabilities, Liabilities relating to services provided, or similar claims for injury to any Person or property, regardless of when made or asserted, that arises out of or are based upon any express or implied representation, warranty, agreement, services or guarantee provided by the Seller, or alleged to have been made by the Seller, or that are imposed or asserted to be imposed by operation of Law in connection with any service performed or product sold or leased by or on behalf of the Seller on or prior to the Closing; (iii) any federal, state, or local income or other Tax payable with respect to the Business, the Purchased Assets, or other properties or operations of the Seller or any member of any affiliated group of which the Seller is a member for the Pre-Closing Tax Period; (iv) any Liabilities under or in connection with any Excluded Assets; (v) all Liabilities arising prior to the Closing Date, or as a result of the Closing, for severance, bonuses, or any other form of compensation to any employees, agents, or independent contractors of the Seller, whether or not employed by the Buyer after the Closing and whether or not arising or under any applicable Law, Benefit Plan, or other arrangement with respect thereto, except for accrued vacation and vacation pay for Transferred Employees included in Accrued Expenses; (vi) all Liabilities of the Seller arising or incurred in connection with the negotiation, preparation, and execution of this Agreement and the Transactions; (vii) all Liabilities arising out of the announcement of the Transactions; (viii) all Environmental Liabilities arising from or related to circumstances existing on or before the Closing Date; (ix) the amount of all Outstanding Checks; (x) all Liabilities to give credits or take other remedial action for defective goods or services; (xi) all Liabilities for money borrowed (other than the Crestmark Note); (xii) all Liabilities of any Seller Party or Affiliate thereof based upon an act or omission of such Person after the Closing; (xiii) all Liabilities related to or arising out of any Benefit Plan; and (xiv) any other Liabilities, regardless of when made or asserted, that are not specifically assumed hereunder.

2.6 Post-Closing Purchase Price Adjustment. The Purchase Price shall be subject to adjustment on a dollar-for-dollar basis after the Closing Date as set forth below.

(a) Draft Closing Balance Sheet. As soon as practicable following the Closing, the Buyer shall prepare a balance sheet of the Business as of the Closing Date (the “Draft Closing Balance Sheet”), which shall also include a calculation of Net Working Capital. The Draft Closing Balance Sheet shall be prepared in conformity with GAAP applied on a basis consistent with that applied in the preparation of the Financial Statements with only such deviations from GAAP as are set forth in Section 4.5 of the Disclosure Schedule. The Buyer will deliver the Draft Closing Balance Sheet to the Seller not later than 60 days following the Closing Date.

(b) Review by the Seller. As soon as practicable following receipt of the Draft Closing Balance Sheet from the Buyer, the Seller shall review the Draft Closing Balance Sheet. As soon as practicable, but in any event within 45 days of receipt of the Draft Closing Balance Sheet, the Seller shall provide to the Buyer a written report indicating its agreement with, or specific, itemized, and quantified objections to, the Draft Closing Balance Sheet (the “Seller’s Report”). Failure by the Seller so to object to the Draft Closing Balance Sheet within such 45-day period shall be deemed to be the Seller’s acceptance of the Draft Closing Balance Sheet.

(c) Agreement on Closing Balance Sheet.

(i) Within 15 days of the receipt by the Buyer of the Seller’s Report, the Seller and the Buyer shall endeavor to agree on any matters in dispute. Any such agreement shall be in writing and binding upon each of the Buyer and the Seller with respect to the subject matter of any such dispute.

(ii) If the Buyer and the Seller are unable to agree on any remaining matters in dispute within 15 days after receipt of the Seller’s Report, then the matters in dispute will be submitted for resolution to the Independent Accounting Firm. The Independent Accounting Firm shall, within 30 days of such submission, determine and issue a written report to the Seller and the Buyer upon such disputed items (in no event enlarging upon any such disputed item beyond the calculation thereof set forth in the Seller’s Report and in no event adding any new or additional item to those set forth in the Seller’s Report) and such written decision shall be final and binding upon the Parties. The Seller and the Buyer shall cooperate reasonably with each other and each other’s representatives to enable the Independent Accounting Firm to render a written decision as promptly as possible. The fees and disbursements of the Independent Accounting Firm shall be borne by the Parties in proportion to the aggregate differences between their respective calculations of Net Working Capital as embodied in the Draft Closing Balance Sheet and the Seller’s Report, as applicable, and the Net Working Capital shown on the final Closing Balance Sheet.

(iii) The balance sheet incorporating the resolution of matters in dispute (if any), or, in the alternative, the Draft Closing Balance Sheet as approved in writing by the Seller (or deemed approved by the Seller), is referred to as the “Closing Balance Sheet.” The Closing Balance Sheet shall have the legal effect of an arbitral award and shall be final, binding, and conclusive on the Parties.

(d) Purchase Price Adjustment. Within two Business Days after the Closing Balance Sheet is approved in writing by the Seller (or deemed approved by the Seller), the Buyer or the Seller, as the case may be as determined below, shall make the following payment by wire transfer of immediately available funds to an account designated by the Buyer or the Seller, as the case may be:

(i) if the Net Working Capital reflected on the Closing Balance Sheet is greater than the Estimated Net Working Capital, then the Buyer shall make a payment to the Seller in an amount equal to such excess; or

(ii) if the Net Working Capital reflected on the Closing Balance Sheet is less than the Estimated Net Working Capital, then the Seller shall make a payment to the Buyer in an amount equal to such shortfall.

2.7 Consent of Third Parties. Nothing in this Agreement shall be construed as an attempt by the Seller to assign to the Buyer pursuant to this Agreement any Contract, permit, franchise, claim, or asset included in the Purchased Assets that is by its terms, Contract, or Law nonassignable without the consent of any other party or parties, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to the Seller would not by Contract pass to the Buyer as an incident of the assignments provided for by this Agreement (a “Non-Assignable Contract”). To the extent that any Seller Required Consent in respect of, or a novation of, a Non-Assignable Contract shall not have been obtained on or before the Closing Date, the Seller Parties shall continue to use reasonable efforts (which shall not include the payment of money by the Seller Parties) to obtain any such Seller Required Consent or novation after the Closing Date until such time as it shall have been obtained, and the Seller shall cooperate with the Buyer in any economically feasible arrangement to provide that the Buyer shall receive the interest of the Seller in the benefits under such Non-Assignable Contract, including performance by the Seller as agent if economically feasible, provided that the Buyer shall undertake to pay or satisfy the corresponding Liabilities under the terms of such Non-Assignable Contract to the extent that the Buyer would have been responsible therefor if such consent or approval had been obtained. This Section 2.7 shall not be deemed to constitute an agreement to exclude from the Purchased Assets any Contracts as to which a Seller Required Consent may be necessary. Except for the obligations set forth in this Section 2.7, the Seller Parties shall have no Liability to the Buyer or Parent for failing to obtain any Seller Required Consent.

3.	Closing.

3.1 Location and Date. The closing for the Transactions (the “Closing”) shall be held at the offices of Morgan, Lewis & Bockius LLP in Pittsburgh, Pennsylvania, at 10:00 a.m. (local time) on October 14, 2004, unless the Parties agree in writing to another date or place. The date on which the Closing occurs is referred to herein as the “Closing Date.”

3.2 Deliveries. At the Closing, subject to the terms and conditions contained herein:

(a) The Seller shall deliver to the Buyer:

(i) an executed counterpart to the Bill of Sale, Assignment, and Assumption Agreement;

(ii) executed releases of any Encumbrance identified on Section 4.6 of the Disclosure Schedule in forms satisfactory to the Buyer in its sole discretion; and

(iii) such other instruments of conveyance and transfer, in forms reasonably satisfactory to the Buyer and its counsel, as shall be necessary and effective to transfer and assign to, and vest in, the Buyer all of the Seller’s right, title, and interest in and to the Purchased Assets.

Simultaneously with such deliveries, all such steps will be taken by the Seller as may be required to put the Buyer in actual possession and operating control of the Purchased Assets.

(b) The Buyer shall deliver to the Seller:

(i) the Closing Payment; and

(ii) an executed counterpart to the Bill of Sale, Assignment, and Assumption Agreement; and

(c) evidence satisfactory to Seller that the Seller’s obligations on the Crestmark Note and the guaranties of Paul Gunnoe and David Rentschler of the Crestmark Note have been terminated and released

(d) Counsel to the Seller, shall deliver to the Buyer a legal opinion in form and substance satisfactory to the Buyer.

(e) Counsel to Parent and the Buyer, shall deliver to the Seller a legal opinion in form and substance satisfactory to the Seller.

(f) The Seller Parties shall also deliver to the Buyer such other agreements, good standing certificates, certified resolutions, cross receipts, and such other items as may be reasonably requested by the Buyer.

4.	Representations and Warranties with Respect to the Seller Parties.

The Seller Parties, jointly and severally, hereby represent and warrant to the Buyer, as of the Closing Date, as follows, except as set forth in the Disclosure Schedule (and provided that disclosure of any item in any paragraph or section of the Disclosure Schedule shall be deemed disclosure as to all paragraphs and sections to which it is readily apparent, on the face of such disclosure, and without assuming independent knowledge of the matters disclosed therein, that such disclosure relates):

4.1 Corporate Status. The Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated and is duly qualified or licensed to do business as a foreign corporation in each jurisdiction where the ownership of any asset or the conduct of its business would require it to be so qualified or licensed. The Charter Documents and code of regulations of the Seller that have been delivered to the Buyer as of the date hereof are effective under applicable Laws and are current, correct, and complete.

4.2 Authorization. Subject to receipt of the Seller Required Consents, the Seller has the requisite power and authority to (a) own, use and sell the Purchased Assets, (b) carry on the Business, (c) execute and deliver the Transaction Documents to which it is or will be a party, and (d) perform the Transactions. Such execution, delivery, and performance by the Seller has been duly authorized by all necessary corporate action, including unanimous approval by the Shareholders. Each Majority Investor has the requisite power and authority to (a) execute and deliver the Transaction Documents to which it is or will be a party and (b) perform the Transactions performed or to be performed by such Majority Investor. Each Transaction Document executed and delivered or to be executed and delivered at or prior to the Closing by a Seller Party has been duly executed and delivered by such Seller Party and constitutes a valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the rights of creditors generally.

4.3 Consents and Approvals. Except for any notices, filings, consents, or approvals specified in Section 4.3 of the Disclosure Schedule (collectively, the “Seller Required Consents”) and excluding

(i) consents required under Contracts with customers other than those customers identified in Section 4.24 of the Disclosure Schedule and (ii) consents which may be required under agreements of Seller for nurse housing, neither the execution and delivery by any Seller Party of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by any Seller Party, require any notice, filing, consent, renegotiation, or approval, constitute a Default, cause any payment obligation to arise, or give any Person the right to challenge any of the Transactions under (a) any Law or Court Order to which such Seller Party is subject, (b) the Charter Documents or bylaws of such Seller Party, or (c) any Contract, Governmental Permit, or other document to which such Seller Party is a party or by which the properties or other assets of such Seller Party may be bound.

4.4 Stock Ownership. The Shareholders are the record and beneficial owners of all of the issued and outstanding shares of capital stock of the Seller.

4.5 Financial Statements. Section 4.5 of the Disclosure Schedule contains correct and complete copies of the Seller’s unaudited internally prepared monthly financial statements consisting of a balance sheet as of June 30, 2004 and August 31, 2004 and the related statements of income for the periods then ended. Section 4.5 of the Disclosure Schedule also contains correct and complete copies of the Seller’s compiled financial statements consisting of a balance sheets as of December 31, 2003 and the related statement of income for the year then ended. All such financial statements are referred to herein collectively as the “Financial Statements.” The Financial Statements are consistent in all material respects with the books and records of the Seller, and there have not been any transactions that have not been recorded in the accounting records underlying such Financial Statements. The Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present the financial condition of the Seller as of the dates thereof, and the results of its operations for the periods then ended, subject to normal recurring year-end adjustments, the absence of notes and cash flow statements. The balance sheet of the Seller as of August 31, 2004 that is included in the Financial Statements is referred to herein as the “Balance Sheet”, and the date thereof is referred to as the “Balance Sheet Date.”

4.6 Title to Purchased Assets and Related Matters. The Seller has good and marketable title to, valid leasehold interests in, or valid licenses to use all of the Purchased Assets, free from any Encumbrances and, in the case of leased or licensed property, subject to the rights of the lessor or licensor. The use of the Purchased Assets is not subject to any Encumbrances (other than those specified in the preceding sentence). The Purchased Assets, taken as a whole, constitute all of the properties and assets relating to or used or held for use in connection with the Business during the past 12 months (except for Inventory sold, cash disposed of, Accounts Receivable collected, prepaid expenses realized, Contracts fully performed, properties or assets replaced by equivalent or superior assets, in each case in the ordinary course of business, and the Excluded Assets). Except for the Excluded Assets, there are no assets or properties used in the operation of the Business that are owned by any Person other than the Seller that will not be licensed or leased to the Buyer under valid, current license arrangements or leases, subject to receipt of all Seller Required Consents.

4.7 Real Property.

(a) Section 4.7(a)(i) of the Disclosure Schedule contains a complete and accurate description of all Real Property (including street address) and all Encumbrances thereon and lists any Contracts (the “Real Estate Leases”) under which any such Real Property is occupied or used by the Seller or in the operation of the Business, current and complete copies of which have been previously delivered to the Buyer. The Seller does not own any real property.

(b) Each Real Estate Lease is in full force and effect and has not been assigned, modified, supplemented, or amended and neither tenant nor, to the Seller’s knowledge, the landlord under any such Real Estate Lease is in Default under any such Real Estate Lease, and no circumstance or set of circumstances exists (including the Transactions) which, with the giving of notice or the passage of time, or both, would permit such landlord or tenant to terminate any such Real Estate Lease or to seek payment of a fee in connection with the Transactions.

(c) To the Seller’s knowledge, all structures and all structural, mechanical, and other physical systems thereof that constitute part of the Real Property, including the walls, roofs, and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, communications, mechanical, water, sewer, waste water, storm water, paving, and parking equipment, systems, and facilities included therein, are free of material defects, in good operating condition and repair and fit for the particular purpose for which they are used.

(d) The Seller’s use and operation of the Real Property comply, in all material respects, with all applicable Laws, Court Orders, Governmental Permits, or restrictions of any Governmental Body having jurisdiction over any portion of the Real Property.

(e) There are no leases, subleases, licenses, concessions, or other Contracts granting to any third party the right of use or occupancy of any portion of the Real Property.

(f) There are no outstanding options, rights of first offer, or rights of first refusal or other similar Contracts or rights to purchase the Real Property, or any portion thereof or interest therein; and

(g) All Real Property Taxes (and any applicable penalties and interest, if any) that are due and payable with respect to the Real Property have been paid or will be paid at or prior to Closing and adequately reserved on the books and records of the Seller.

4.8 Certain Personal Property. Section 4.8 of the Disclosure Schedule is a complete schedule of all fixed assets, describing all items of tangible personal property that were included in the Balance Sheet. Since the Balance Sheet Date, the Seller has not acquired any items of tangible personal property that have a carrying value in excess of $100. The Seller has provided the Buyer a depreciation schedule for all fixed assets. All personal property included in Section 4.8 of the Disclosure Schedule is usable in the ordinary course of business, and conforms in all material respects with any applicable Laws relating to its construction, use, and operation. Except for those items subject to the Non-Real Estate Leases, no Person other than the Seller owns any vehicles, equipment, or other tangible assets located on the Real Property that have been used in the Business or that are necessary for the operation of the Business. The Purchased Assets are suitable for the purposes for which such assets are currently used or are held for use, are free from known defects, and are in good working condition, subject to normal wear and tear.

4.9 Non-Real Estate Leases. Section 4.9 of the Disclosure Schedule lists all leases under which any assets or property used in the Business (other than Real Property) is possessed by the Seller under an existing lease (the “Non-Real Estate Leases”), including all vehicles, machinery, equipment, Hardware, furniture, and computers.

4.10 Accounts Receivable. The Accounts Receivable included in the Purchased Assets are bona fide Accounts Receivable created in the ordinary course of business. All of the Accounts Receivable included in the Purchased Assets are collectible within 90 days from the respective dates of sale, net of any reserves included in the Balance Sheet. There is no contest, claim, defense, or right of set-off, other than returns in the ordinary course of business, of any account debtor relating to the amount or validity of any Account Receivable. Section 4.10 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable, other than Excluded Receivables, and sets forth the aging of each such Account Receivable. The Seller Parties do not know of any facts or circumstances (other than general conditions affecting the U.S. economy and not disproportionately affecting the Seller) that could reasonably be expected to result in any increase in the uncollectibility of such Accounts Receivable included in the Purchased Assets.

4.11 Accounts Payable. Set forth on Section 4.11 of the Disclosure Schedule is a true, correct, and complete list, as of a date not more than five Business Days prior to the date hereof of the accounts and notes payable and accrued expenses of the Seller specifying in the case of each payable, the payee, the face amount of such payable, and the age of such payable (regardless of classification on the balance sheet account and any defenses, set-offs, or counterclaims that may exist with respect thereto), which list includes an aging of all accounts and notes payable showing amounts owing in 30-day aging categories. All accounts and notes payable and accrued expenses of the Seller have been incurred or have arisen only in the ordinary course. There is no dispute between the Seller on the one hand and any payee on the other with respect to any account or note payable or accrued expense.

4.12 Liabilities. The Seller does not have any Liabilities, other than (a) as specified on Section 4.12 of the Disclosure Schedule, (b) as specified in the Balance Sheet (except as heretofore paid or discharged), or (c) as incurred in the ordinary course since the Balance Sheet Date that, individually or in the aggregate, are not material to the Business. As of the Closing, the Seller will not have any Indebtedness, other than the Crestmark Note.

4.13 Taxes.

(a) The Seller has filed all Tax Returns required to be filed by it. All such Tax Returns are true, correct, and complete in all respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid or, if not yet due and payable, properly and fully accrued on the Balance Sheet. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any Governmental Body in a jurisdiction where the Seller does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction. There are no liens for Taxes on any of the assets of the Seller, including the Purchased Assets.

(b) The Seller has properly withheld and timely paid to the proper Governmental Body all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto in connection with any amounts paid to any employee, independent contractor, creditor, shareholder, or third party.

(c) None of the Seller, or the directors or officers (and employees responsible for Tax matters) of the Seller or the directors or officers (and employees responsible for Tax matters) of any Affiliate of the Seller has any reason to believe that any Governmental Body might assess any additional Taxes against the Seller for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Liability of the Seller in respect of any Tax either (i) claimed or raised by any Governmental Body in writing or (ii) as to which any directors or officers (and employees responsible for Tax matters) of the Seller has any knowledge. Section 4.13(c) of the Disclosure Schedule lists all federal and state income Tax Returns filed with respect to the Seller for all periods subject to Tax, ended on or after December 31, 2001, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since its inception.

(d) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

(e) The unpaid Taxes of the Seller (i) do not exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller in filing its Tax Returns.

(f) The Seller is not a party to any joint venture, partnership, or other arrangement treated as a partnership for federal income Tax purposes.

(g) The Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Seller is not a party to any Tax sharing or Tax allocation Contract, or similar arrangement.

(h) The Seller has not made any payments, is not obligated to make any payments, and is not a party to any Contract that under certain circumstances could obligate it to make any payments that will not be deductible under Code 280G. The Seller has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified by Section 897(c)(1)(A)(ii) of the Code. The Seller is not required to make any adjustments to income under Section 481 of the Code for any period ending after the Closing Date or to otherwise include in income subject to Tax any amount that is attributable to a transaction occurring in a period ending on or prior to the Closing Date. The Seller (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than the group of which the Seller is the common parent), and (ii) has no Liability for the Taxes of any Person (1) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign Contract), (2) as a transferee or successor, (3) by Contract, or (4) otherwise.

(i) Set forth on Section 4.13(i) of the Disclosure Schedule is the Seller’s federal employer identification number and any tax or employer identification number used in any state or foreign jurisdiction by the Seller.

4.14 Subsidiaries. The Seller does not own, directly or indirectly, any interest or investment (whether equity or debt) in any Person.

4.15 Legal Proceedings and Compliance with Law.

(a) There is no Litigation that is pending or, to the Seller Parties’ knowledge, threatened against any Seller Party or any of its Affiliates (i) against or involving, directly or indirectly, the Business or the Purchased Assets or (ii) seeking to prevent or challenge any of the Transactions. There has been no Default under any Law, applicable to the Business, any Seller Party, or any Purchased Asset and neither the Seller Parties nor any of their Affiliates has received any notices from any Governmental Body regarding any alleged Defaults applicable to the Seller Parties or any Purchased Asset under any Law. There has been no Default with respect to any Court Order applicable to the Seller Parties or any Purchased Asset.

(b) Without limiting the generality of Section 4.15(a), there is not and has not been any Environmental Condition (i) at the premises at which the Business has been conducted by the Seller, any Affiliate thereof or any predecessor of any of them, including the Real Property, (ii) at any property owned, leased, or operated at any time by the Seller, any Person controlled by the Seller, or any predecessor of any of them, or (iii) at any property at which wastes have been deposited or disposed by or at the behest or direction of any of the foregoing, nor has any Seller Party received notice of any such Environmental Condition. “Environmental Condition” shall mean any condition or circumstance, including a Release or the presence of Hazardous Substances, whether created by any Seller Party or any third party, at or relating to any such property or premises specified in any of clauses (i) through (iii) of this paragraph (b) that does or may reasonably be expected to (A) require abatement or correction under any Environmental Law, (B) give rise to any civil or criminal Liability on the part of any Seller Party under any Environmental Law, or (C) create a public or private nuisance.

(c) The Seller has obtained and is in compliance in all material respects with all Governmental Permits relating to the Business or any Purchased Asset, all of which are listed in Section 4.15(c) of the Disclosure Schedule along with their respective expiration dates, that are required for the complete operation of the Business as currently operated. All of such Governmental Permits are currently valid and in full force and the Seller has filed such timely and complete renewal applications as may be required with respect to such Governmental Permits. There is no proceeding pending in respect of the revocation, cancellation, or withdrawal of any Governmental Permit related to the Business, and, to the knowledge of the Seller Parties, no revocation, cancellation, or withdrawal thereof has been threatened.

(d) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, on behalf of, or which are in the possession of the Seller Parties or their representatives with respect to any Real Property or any property formerly owned, leased, or operated by the Seller, any Person controlled by the Seller, or any predecessor of any of them, which have not been delivered to the Buyer or its representatives prior to execution of this Agreement.

4.16 Contracts.

(a) Section 4.16 of the Disclosure Schedule lists all Contracts of the following types to which the Seller is a party or by which it is bound (such Contracts are disclosed on Section 4.16 of the Disclosure Schedule under a sub-heading corresponding to the subsection of this Section 4.16 to which such disclosure is applicable and such disclosure sets forth the names of the parties thereto, the date thereof, and annual amount payable thereunder:

(i) Contracts with any present or former shareholder, director, officer, employee, partner, or consultant of the Seller or any Affiliate thereof;

(ii) Contracts for the future purchase of, or payment for, supplies or products, or for the lease of any real or personal property from or the performance of services by a third party, in excess of $3,000 in any individual case;

(iii) Contracts to sell or supply products or to perform services that involve an amount in excess of $3,000 in any individual case;

(iv) any license, franchise, distributorship, sales agency, or other arrangements, including those that relate in whole or in part to any software technical assistance or other know-how used in the past 24 months;

(v) any notes, debentures, bonds, conditional sale Contracts, equipment trust Contracts, letter of credit Contracts, reimbursement Contracts, loan Contracts or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners, shareholders or Affiliates of the Seller or any members of their immediate families), Contracts for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

(vi) Contracts for any capital expenditure or leasehold improvements;

(vii) any Contracts under which any Encumbrances exist;

(viii) any Contact concerning a partnership or joint venture;

(ix) any Contract (or group of related Contracts) under which the Seller has created, incurred, assumed, or guaranteed any Indebtedness or under which it has imposed an Encumbrance on any of its assets;

(x) any Contract concerning confidentiality or non-competition, including any Contract limiting or restraining any employee of the Seller or any successor thereto, from engaging or competing in any manner or in any business, other than Contracts of such employees in favor of the Seller;

(xi) any Contract for the employment of any individual on a full-time, part-time, consulting or other basis or providing severance benefits;

(xii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of the Company’s current or former directors, officers or employees; and

(xiii) any other Contracts (other than those described in any of (i) through (xii) above) not made in the ordinary course of business or that are material to the Business.

(b) The Seller has delivered or made available to the Buyer complete and correct copies of all written Contracts and accurate descriptions of all material terms of all unwritten Contracts, set forth or required to be set forth on Section 4.16 of the Disclosure Schedule.

(c) The Contracts listed in Section 4.16 of the Disclosure Schedule and the Contracts excluded from Section 4.16 of the Disclosure Schedule based on the term or amount thereof are referred to herein as the “Seller Contracts.” Subject to the receipt of the Seller Required Consents, the Seller is not in Default under any Seller Contracts (including any Real Estate Leases and Non-Real Estate Leases). No Seller Party has received any communication from, or given any communication to, any other party indicating that the Seller or such other party, as the case may be, is in Default under any Seller Contract. To the knowledge of the Seller Parties, (i) none of the other parties in any such Seller Contract is in Default thereunder and (ii) to the knowledge of the Seller, each such Seller Contract is enforceable against any other parties thereto in accordance with terms thereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the rights of creditors generally. Subject to the receipt of the Seller Required Consents, no party to any Seller Contract will have the right to declare a Default under such Seller Contract as a result of the Transactions, including the assignment of such Seller Contract to the Buyer. There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any amounts paid or payable to Seller under current or contemplated Contracts with any Person having the right under Contract or statutory right to demand or require such renegotiation and, to the knowledge of the Seller Parties, no such Person has made any demand for such negotiation.

4.17 Insurance. Section 4.17 of the Disclosure Schedule lists all policies or binders of insurance held by or on behalf of the Seller, specifying with respect to each policy, the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number, and any pending claims thereunder. To the knowledge of the Seller Parties, there is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. There is no notice of non-renewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by any Seller Party. All premiums with respect to such policies or binders have been paid when due.

4.18 Intellectual Property.

(a) Contracts.

(i) Section 4.18(a)(i) of the Disclosure Schedule contains a complete and accurate list of all (a) Copyrights, Patents, Trademark and Internet domain names included in the Intellectual Property, (b) licenses or other agreements pursuant to which any person has the rights to use any Intellectual Property owned by the Seller and (c) all licenses or other agreements pursuant to which the Seller has the right to use any Intellectual Property.

(ii) All current and former employees and consultants of the Seller and any third parties who are or were involved in the design, review, evaluation, or development of the Intellectual property owned or used by Seller have executed a nondisclosure agreement prohibiting disclosure and use outside the Seller of Confidential Information (a “Confidentiality Agreement”).

(iii) None of the employees or consultants of the Seller or any Affiliate thereof is subject to any restrictions under Contract or legal restrictions that might interfere with the use of his or her best efforts to promote the interests of the Business. No employee of the Seller or any Affiliate thereof has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than the Seller. Section 4.18(a)(iii) of the Disclosure Schedule lists all Contracts between or among the Seller, any employee thereof, or a third party that imparts or that imparted an obligation of non-competition, secrecy, confidentiality, or non-disclosure upon the Seller or any employee thereof. The Seller Parties have no reason to believe that the Seller or any employee thereof either is or was under any obligation of non-competition, secrecy, confidentiality, or non-disclosure to any third party.

(iv) No employee or consultant of the Seller or any Affiliate thereof (A) has used any other Persons’ trade secrets or other information that is confidential in the course of his or her work or (B) is, or is currently expected to be, in Default under any term of any Contract relating to the Intellectual Property, or any Confidentiality Agreement, or any other Contract or any restrictive covenant relating to the Intellectual Property, or the development or exploitation thereof.

(b) Know-How Necessary for the Business.

(i) The Intellectual Property constitutes all of the intellectual property that has been used or relied upon in the operation of the Business during the past 12 months or that will be used or relied upon in the operation of the Business as it is currently contemplated to be operated. No Seller Party has transferred ownership of, nor granted any exclusive license with respect to, any Intellectual Property or Software Product that is or was material to the Business, to any other Person, or permitted the Seller’s rights in such Intellectual Property to lapse or enter the public domain. The Seller is the owner of all right, title, and interest in and to each item of the Intellectual Property, or, in the case of licensed Intellectual Property, has obtained all licenses necessary to freely use and commercially exploit the Intellectual Property, free and clear of any Encumbrances, and has the right to use all of the Intellectual Property without payment to a third party. All Intellectual Property is fully transferable, alienable, or licensable by the Buyer without restriction and without payment of any kind to any other Person. The Seller has no obligation to defend or indemnify any third party in connection with claims for Intellectual Property infringement.

(c) Trade Secrets.

(i) The Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets. The documentation at the Seller relating to the Trade Secrets is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

(ii) The Seller has good title and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public domain, knowledge, or literature, and, have not been used, divulged, or appropriated either for the benefit of any Person (other than the Seller) or to the detriment of the Business. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way. The Seller does not currently infringe, and has not infringed or been alleged to infringe, any trade secret right of any other Person.

(d) Software. Any Custom Software included in the Purchased Assets, together with all know-how and processes used in connection therewith, functions as intended, is in machine-readable form, and includes all computer programs, materials, tapes, know-how, object and source codes, and procedures used by the Seller.

4.19 Employee Relations. The Seller is not (a) a party to, involved in or, to the knowledge of the Seller Parties, threatened by, any labor dispute or unfair labor practice charge, (b) negotiating any collective bargaining Contract, or (c) a party to any collective bargaining Contract. The Seller has not experienced any work stoppage or slow down during the past three years. There is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or, to the knowledge of the Seller, threatened in any forum, relating to an alleged violation or breach by the Seller (or its officers or directors) of any law, regulation or contract. There is no employment handbook, personnel policy manual, or similar document that creates prospective employment rights or obligations. The Seller has paid or accrued in accordance with GAAP all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses. All employees of the Seller who work in the United States are legally able to do so. Section 4.19(a) of the Disclosure Schedule contains a complete and correct list of the names, salaries, bonus, and other compensation of all employees (including officers) of the Seller (the “Seller Employees”) and the names of any Person who will have a right to receive any cash consideration or other economic benefit as a result of the consummation of the Transactions. The Seller has not violated the Worker Adjustment and Retraining Notification Act, as amended, or any similar applicable Law (the “WARN Act”). During the 90 days prior to the date hereof, the Seller has not terminated any employees. None of the Seller Employees is employed by the Shareholders or any Affiliate of the Seller. Section 4.19(c) of the Disclosure Schedule contains a complete and correct list of the Seller Employees and each former employee of the Seller who has signed an agreement not to compete with the Seller or its Business.

4.20 ERISA. For purposes of the following provisions of this Section 4.20, the term the “Seller” includes any ERISA Affiliate.

(a) Section 4.20 of the Disclosure Schedule contains a complete and accurate list of all Benefit Plans in which any employee, officer, or director participates (the “Seller Plans”). True, correct, and complete copies of all the following documents with respect to each Seller Plan, to the extent applicable, have been delivered to the Buyer: (i) all documents constituting such Seller Plan, including trust Contracts, insurance policies, service Contracts, and formal and informal amendments thereto; (ii) the three most recently filed Forms 5500 or 5500C/R and any financial statements attached thereto; (iii) all IRS determination letters for such Seller Plan; (iv) the most recent summary plan description and any amendments or modifications thereof; (v) written descriptions of all non-written Contracts relating to such Seller Plan; (vi) all reports submitted within the preceding three years by third-party administrators, actuaries, investment managers, consultants, or other independent contractors; (vii) all notices that were issued within the preceding three years by the IRS, Department of Labor, or any other Governmental Body with respect to such Seller Plan; (viii) all memoranda, minutes, resolutions, and similar documents describing the manner in which such Seller Plan is or has been administered or describing corrections to the administration of such Seller Plan; and (ix) all employee manuals or handbooks containing personnel or employee relations policies.

(b) The plans marked on Section 4.20 of the Disclosure Schedule as “Qualified Plans” are the only Seller Plans that are intended to meet the requirements of Section 401(a) of the Code (a “Qualified Plan”). The Seller has never maintained or contributed to any other Qualified Plan. Each of the Qualified Plans has been determined by the IRS to be qualified under Section 401(a) of the Code and exempt from Tax under Section 501(a) of the Code, and each such determination remains in effect and has not been revoked. Copies of the most recent IRS determination letters, if any, applicable to the Qualified Plans have been delivered to the Buyer. Nothing has occurred with respect to the design or operation of any Qualified Plan that could cause the loss of such qualification or exemption or the imposition of any Liability or Tax under ERISA or the Code, and the Qualified Plans have been timely amended to comply with any current Law.

(c) None of the Seller Plans is a multiemployer plan (as defined in Section 3(37) of ERISA). The Seller does not contribute to, and has never contributed to, or had any other Liability with respect to a multiemployer plan.

(d) The Seller has no Liability with respect to any Benefit Plan other than the Seller Plans. All Seller Plans conform (and have at all times conformed) to the requirements of ERISA, the Code, and any applicable Laws. Each Seller Plan has been maintained in accordance with its documents and with all applicable provisions of the Code, ERISA, and other applicable Laws, including federal and state securities Laws. All reporting, disclosure, and notice requirements of ERISA, the Code, and other applicable Laws have been fully and completely satisfied with respect to each Seller Plan.

(e) With respect to each Seller Plan, there has occurred no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA that could, if successful, result in any Liability for the Seller or any shareholder, officer, director, or employee of the Seller or the Buyer.

(f) The Seller has paid all amounts that the Seller is required to pay as contributions to the Seller Plans as of the last day of the most recent fiscal year of each of the Seller Plans, all benefits accrued under any funded or unfunded Seller Plan will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the Closing Date and all monies withheld from employee paychecks with respect to Seller Plans have been transferred to the appropriate Seller Plan in a timely manner as required by applicable Law.

(g) The Seller has not incurred any Liability for any excise, income, or other Taxes or penalties with respect to any Seller Plan, and no event has occurred and no circumstance exists or has existed that could give rise to any such Liability. There are no pending or, to the knowledge of the Seller Parties, threatened claims by or on behalf of any Seller Plans, or by or on behalf of any participants or beneficiaries of any Seller Plans or other Persons, alleging any breach of fiduciary duty on the part of the Seller or any of its officers, directors, or employees under ERISA or any applicable Law, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there any basis for any such claim. No Seller Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Body, and no matters are pending with respect to any Seller Plan under any IRS program.

(h) No Seller Plan contains any provision or is subject to any Law that would prohibit the Transactions or that would give rise to any vesting of benefits, severance, termination, or other payments or Liabilities as a result of the Transactions, and no payments or benefits under any Seller Plan or other Contract of the Seller will be considered “excess parachute payments” under Section 280G of the Code. The Seller has not declared or paid any bonus compensation in contemplation of the Transactions.

(i) The Seller has not made any plan or commitment, whether or not legally binding, to create any additional Seller Plan or to modify or change any existing Seller Plan. No statement, either written or oral, has been made by the Seller to any Person with regard to any Seller Plan that was not in accordance with the Seller Plan and that could have an adverse economic consequence to the Seller or the Buyer. All Seller Plans may be amended or terminated without penalty by the Seller at any time on or after the Closing.

(j) With respect to any Seller Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), (i) each welfare plan for which contributions are claimed as deductions under any provision of the Code is in compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a welfare plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a Tax under Section 4976(a) of the Code, (iii) any Seller Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act, the applicable provisions of the Social Security Act, the Health Insurance Portability and Accountability Act of 1996, and other applicable Laws, and (iv) no welfare plan provides health or other benefits after an employee’s or former employee’s retirement or other termination of employment except as required by Section 4980B of the Code.

(k) All Persons classified by the Seller as independent contractors satisfy and have at all times satisfied the requirements of applicable Law to be so classified. The Seller has fully and accurately reported their compensation on IRS Forms 1099 when required to do so, and the Seller has no obligation to provide benefits with respect to such Persons under Seller Plans or otherwise. The Seller does not employ and has not employed any “leased employees” as defined in Section 414(n) of the Code.

(l) There have been no accumulated funding deficiencies (as defined in Section 412 of the Code or Section 302 of ERISA) with respect to any Seller Plan and no request for a waiver from the IRS has been made with respect to any minimum funding requirement under Section 412 of the Code.

(m) The Seller has not incurred any Liability to the Pension Benefit Guaranty Corporation (“PBGC”) under Section 4001 et seq. of ERISA, and no condition exists that could reasonably be expected to result in the Seller incurring Liability under Title IV of ERISA, either directly or with respect to any ERISA Affiliate. All premiums payable to the PBGC have been paid when due.

(n) There has not been, with regard to any Pension Plan, any reportable event, as defined in Section 4043 of ERISA, that is required to be reported to the PBGC under any applicable Law.

As of the date of this Agreement and as of the Closing Date, the fair market value of the assets (excluding for this purpose any accrued but unpaid contributions) of each Pension Plan equals or exceeds the present value of all benefits accrued under such Pension Plan, whether or not vested, based on the actuarial assumptions that would be used by the PBGC if the Pension Plan were then terminated.

4.21 Corporate Records. The copies of the minute books of the Seller provided to the Buyer contain true, complete, correct, and current copies of its Charter Documents and bylaws and of all minutes of meetings, resolutions, and other proceedings and actions of its Board of Directors and shareholders. The copies of the stock record books of the Seller provided to the Buyer are true, complete, correct, and current. All material transactions of the Seller with customers, suppliers, lenders, financial institutions, regulators, Governmental Bodies, and other Persons are truly, accurately, completely, and correctly reflected in the regularly-kept books and records of the Seller, all of which have been made available to the Buyer. The Seller possesses, will immediately upon Closing possess, and has made available to the Buyer all books and records with respect to Tax matters pertinent to the Seller or the Business.

4.22 Absence of Certain Changes. Except as contemplated by this Agreement, the Business has been conducted in the ordinary course since the Balance Sheet Date, and since the Balance Sheet Date:

(a) there has not been any change that has had or could reasonably be expected to have a Material Adverse Effect;

(b) the Seller has not declared or made any payment or distribution in respect of its capital stock by way of dividends, purchase, or redemption of shares or otherwise;

(c) the Seller has not increased the compensation payable or to become payable to any director, officer, employee, or agent, except for increases for non-officer employees made in the ordinary course of business consistent with past practice, and the Seller has not modified any employment or consulting Contract;

(d) the Seller has not entered into any employment retention, severance, change in control, or similar Contract with any Person;

(e) the Seller has not established or amended any Benefit Plan;

(f) there has not been any sale, assignment, or transfer of Purchased Assets, or any additions to or transactions involving any Purchased Assets other than Inventory sold, cash disposed of, Accounts Receivable collected, prepaid expenses realized, Contracts fully performed, or properties or assets replaced by equivalent or superior assets, in each case in the ordinary course of business consistent with past practice;

(g) the Seller has not mortgaged, pledged, or subjected to any Encumbrance, any Purchased Asset;

(h) other than in the ordinary course of business, the Seller has not waived or released any claim or right or cancellation of any debt held;

(i) the Seller has not allowed or agreed to allow the lapse of any right with respect to any of the Intellectual Property or any license or Governmental Permit;

(j) the Seller has not made any payments to any Affiliate of a Seller Party, other than wages and reimbursements in the ordinary course of business;

(k) the Seller has not entered into or terminated any Contract outside the ordinary course of business or inconsistent with past practices; or

(l) the Seller has not taken any action or omitted to take any action that has or could reasonably be expected to have a Material Adverse Effect.

4.23 Previous Sales; Warranties. The Seller has not breached any express or implied warranties in connection with the performance of services, except for breaches that, individually and in the aggregate, are not material and are consistent with the past practice of the Business.

4.24 Customers. The Seller has used reasonable business efforts to maintain, and currently maintains, good working relationships with all of the customers and suppliers of the Business. Section 4.24 of the Disclosure Schedule specifies for year ending December 31, 2003 the names of the customers that were, in the aggregate, the 10 largest customers in terms of dollar value of products or services, or both, sold by the Business. None of such customers has given any Seller Party notice terminating, canceling, or threatening to terminate or cancel (or reduce business under) any Contract or relationship with the Seller (or otherwise advising any Seller Party of such actions or intentions) nor does any Seller Party have any reason to believe that any such customer has any such intention.

4.25 Operation of the Business. The Business has been conducted only through the Seller and not through any other Person, division, or any direct or indirect subsidiary or Affiliate of the Seller, and no part of the Business has been operated by any Person other than the Seller. No Person other than the Seller owns or possesses any assets or properties that have been used in the Business, other than Persons who have granted to the Seller leasehold interests in or valid licenses to use other assets or properties used in the Business. Neither the Seller nor any Affiliate of the Seller, engages, directly or indirectly, in any business activities that are competitive with the Business.

4.26 Licenses and Permits. The Seller has all local, state and federal licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals (collectively, “Licenses and Permits”) necessary for the Seller to occupy, operate and conduct the Business, and there do not exist any waivers or exemptions relating thereto. There is no Default on the part of the Seller under any of the Licenses and Permits, and no notices have been received by any Seller Party with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses and Permits.

4.27 Related Parties. The Seller is not, nor at any time has it been, a party to any Contract or transaction with, or any other commitment to (i) the Shareholders or any Affiliate thereof or any partner, trustee, or beneficiary of the Shareholders or any Affiliate thereof, (ii) any Person related by blood, adoption, or marriage to any of such Persons, (iii) any director or officer of the Seller, or (iv) any corporation or other entity in which any of such Persons, directly or indirectly, has an equity, partnership, or similar interest, other than passive ownership of less than 1% of any class of securities of any publicly traded company. Following the Closing, none of the foregoing Persons will have any interest in any property used by the Buyer. The Seller has not paid any distributions with respect to the Shares.

4.28 Certain Contracts Affected by the Transactions. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, consultant or employee of the Seller, (ii) increase any benefits otherwise payable by the Seller to any Person or result in the acceleration of the time of payment or vesting of any such benefits (collectively, “Payment Accelerations”).

4.29 Finder’s Fees. Except for Concordia Financial Group, LLC, no Person retained by any Seller Party or any Affiliate of any Seller Party is or will be entitled to any commission or finder’s or similar fee in connection with the Transactions. Seller shall be solely responsible for all amounts payable to Concordia Financial Group, LLC.

4.30 Disclosure.

(a) No representation or warranty by the Seller in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of the Seller to the Buyer in connection with the Transactions, including the Financial Statements, Disclosure Schedules, and Exhibits hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.

(b) The Seller has delivered or made available true, complete, and correct copies of each document listed on the Disclosure Schedule and each other document that has been requested by the Buyer, its Affiliates, or its counsel in connection with their legal and accounting review of the Seller.

4.31 Solvency. The Seller is not now insolvent and shall not be rendered insolvent by any of the Transactions. As used in this Section 4.31, “insolvent” means that the sum of the debts and other probable Liabilities of the Seller exceeds the present fair saleable value of the Seller’s assets.

5.	Representations and Warranties of the Buyer and the Parent.

The Buyer and the Parent hereby jointly and severally represent and warrant, as of the Closing Date, to the Seller Parties, as follows:

5.1 Organizational Status. The Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of its incorporation. The Parent is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of incorporation.

5.2 Authorization. Each of the Parent and the Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it. Such execution, delivery, and performance by each of the Parent and the Buyer has been duly authorized by all necessary corporate action. Each Transaction Document executed and delivered by the Parent and the Buyer has been duly executed and delivered by the Parent and the Buyer and constitutes a valid and binding obligation of the Parent and the Buyer, enforceable against the Parent and the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, or other similar Laws affecting the rights of creditors generally.

5.3 Consents and Approvals. Neither the execution and delivery by each of the Parent and the Buyer of the Transaction Documents to which it is a party, nor the performance of the Transactions performed or to be performed by the Parent and the Buyer, require any filing, consent, or approval (other than the approvals that have already been obtained), constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which the Buyer is subject, (b) the Charter Documents or bylaws of the Buyer, or (c) any Contract, Governmental Permit, or other document to which the Parent or the Buyer is a party or by which the properties or other assets of the Parent or the Buyer may be bound.

5.4 Finder’s Fees. Other than Crusader Securities, LLC (whose fees will be paid by the Buyer), no Person retained by the Buyer is or will be entitled to any commission or finder’s or similar fee in connection with the Transactions. The Parent and the Buyer shall be solely responsible for all amount payable to Crusader Securities, LLC.

5.5 Legal Proceedings. There is no Litigation pending or, to the Parent’s or the Buyer’s knowledge threatened against the Parent or the Buyer or any of their Affiliates seeking to prevent or challenge any of the Transactions.

5.6 Valid Issuance of Parent Common Stock. All shares of Parent Common Stock issued pursuant to the terms of this Agreement will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Encumbrances, and will not be subject to any preemptive or similar rights that have not been waived. The Parent has reserved for issuance from its duly authorized capital stock a sufficient number of shares of Parent Common Stock to perform its obligations under this Agreement.

5.7 SEC Filings. The Parent’s Annual Report on Form 10-K/ASB for the year ended December 31. 2003, the Parent’s Quarterly Reports on Form 10-QSB filed with respect to periods since December 31. 2003, all Current Reports on Form 8-K filed since December 31, 2003 (collectively, the “SEC Disclosure Documents”), as of the respective dates thereof, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The SEC Disclosure Documents comply as to form with the requirements of the Exchange Act. The Parent has made all filings required to be made by the Parent under the Exchange Act during the 12 months preceding the date of this Agreement.

5.8 Parent Financial Statements. The financial statements of the Parent included in the SEC Disclosure Documents, including the schedules and the notes thereto, (i) comply as to form in all material respects with the requirements of the Exchange Act, (ii) fairly present, in accordance with GAAP, the financial condition and results of operations and cash flows of the Parent on a consolidated basis at the respective dates and for the respective periods indicated, and (iii) have been prepared in accordance with GAAP consistently applied throughout the periods indicated.

6.	Covenants of the Seller Parties.

6.1 Satisfaction of Liabilities. After the Closing, the Seller shall satisfy, in accordance with the terms thereof, any and all of its Liabilities that are not Assumed Liabilities.

6.2 Competition and Confidentiality.

(a) The Seller Parties acknowledge and agree that the Seller is selling all of the Purchased Assets, and that the Business offers products and services throughout North America. Accordingly, during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Non-Competition Period”), neither the Seller Parties nor any Affiliate thereof (each, a “Restricted Party”) shall, within North America, directly or indirectly, in any capacity, render services, engage, or have a financial interest in (including as a shareholder, member, partner, owner, lender, creditor, or similar capacity), any business or enterprise which is engaged, directly or indirectly, anywhere in North America in the provision of nurse staffing and related consulting services (the “Restricted Business”), nor shall any Restricted Party assist any Person, or have a business affiliation with any Person, that shall be engaged in any such business activities, including making available any information or funding to any such Person. During the Non-Competition Period, no Restricted Party shall (i) hire or solicit any employee of the Restricted Business for the purposes of having any such employee terminate his or her employment with the Restricted Business, or (ii) solicit any customer or supplier of the Restricted Business (or any prospective customer or supplier) for the purposes of having any such customer or supplier terminate its relationship with the Restricted Business or for purposes of competing with the Restricted Business. In addition, during the Non-Competition Period, each Restricted Party shall immediately inform any Person that makes a business-related inquiry about the Business that the Business has been sold to the Buyer, and such Restricted Party shall promptly inform the Buyer of such inquiry. If any Governmental Body determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or geographical scope, such Governmental Body is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. Each Restricted Party acknowledges, however, that this Section 6.2 has been negotiated by the Parties and that the geographical scope and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business.

(b) No Restricted Party will, at any time, represent that it is continuing to carry on the Business, other than as specifically agreed to herein.

(c) Each Seller Party recognizes and acknowledges that by reason of its involvement with the Business, it has had access to Trade Secrets relating to the Business. Each Seller Party acknowledges that such Trade Secrets are a valuable and unique asset to the Business and covenants that it will not allow the disclosure of any such Trade Secrets to any Person for any reason whatsoever or at any time whatsoever, unless such information is in the public domain through no wrongful act of such Seller Party or its Affiliates or such disclosure is required by applicable Law.

(d) The terms of this Section 6.2 shall apply to any Restricted Party that is not one of the Parties to the same extent as if it were a party hereto, and each Seller Party shall take whatever actions may be necessary to cause any of its controlled Affiliates to adhere to the terms of this Section 6.2

(e) In the event of any breach or threatened breach by any Restricted Party of any provision of this Section 6.2, the Buyer shall be entitled to injunctive or other equitable relief (without being required to post any bond or security of any type), restraining such party from using or disclosing any Trade Secrets in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a Restricted Party under this Section 6.2, and no Restricted Party shall oppose the Buyer’s application for such injunctive or other equitable relief. Notwithstanding anything in this Agreement to the contrary, such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages.

(f) The Seller, on behalf of itself and the other Restricted Parties, hereby acknowledges and agrees that the covenants contained in this Section 6.2 are a material and substantial part of the Transactions and are entered into in connection with, and as an inducement to, the acquisition by the Buyer of the Purchased Assets and the Business.

6.3 Transfer of Purchased Assets and Business. The Seller, from time to time on and after the Closing Date and at the Buyer’s request, shall take, and shall cause each other Seller Party to take, such reasonable steps as may be necessary or appropriate, in the judgment of the Buyer, at and after the Closing so that the Buyer shall be placed in actual possession and control of all of the Purchased Assets and the Business. In furtherance thereof, the Seller shall execute, acknowledge, and deliver, and shall cause each other Seller Party to execute, acknowledge, and deliver, such additional instruments of conveyance and transfer and other documents and take such other actions as the Buyer may reasonably require, in the judgment of the Buyer, in order to more effectively vest in it, and put it in possession of, the Purchased Assets or to better enable it to complete, perform, or discharge any of the Assumed Liabilities.

6.4 Employees and Business Relations. From the date hereof and up to and including the Closing Date, the Seller shall use commercially reasonable efforts (but shall not be required to increase wages or benefits) to keep available the services of the current employees and agents of the Seller and to maintain its relationship and goodwill with the suppliers, customers, distributors of the Seller, and any others having a business relationship with the Seller. In addition, to the extent requested by the Buyer (whether before or after the Closing), the Seller shall introduce the Buyer to the customers and suppliers of the Seller and recommend that they continue doing business with the Buyer after the Closing.

6.5 Related Parties. Each Majority Investor shall cause the Seller and any other controlled Affiliate to the take and not fail to take any action that may be necessary to carry out the Transactions.

6.6 Related Assets. If any Affiliate of the Seller owns, uses, or otherwise possesses any right, title, or interest of any type or nature whatsoever in any assets that are used in the operation of the Business, the Seller Parties shall cause such Affiliate to transfer such assets, free and clear of all Encumbrances, to the Buyer at Closing at no cost to the Buyer, and such assets shall become Purchased Assets, provided that in the case of any such asset that may not be assigned to the Buyer without obtaining a Seller Required Consent which has not been obtained as of the Closing, the provisions of Section 2.7 shall be applicable and the Seller Parties shall cause such Affiliate to comply with such provisions as if such Affiliate were the “Seller” for purposes of such provisions.

6.7 Certain Claims. Effective as of the Closing, each Seller Party, on behalf of itself and its Affiliates (each, a “Releasing Party”), hereby knowingly and voluntarily releases and forever discharges the Buyer and each of its Affiliates, shareholders, managers, directors, officers, agents, and representatives (each, a “Released Party”) of and from any and all actions or causes of action, suits, claims, demands, Liabilities, losses, obligations, debts, costs, damages, expenses, dues, charges, complaints, contracts (whether oral or written, express or implied from any source) and promises whatsoever, whether known or unknown, absolute or contingent, at law or in equity, which any Releasing Party may now have or hereinafter can, shall, or may have against any Released Party, other than any which specifically arise out of and are related to this Agreement and the documents and agreements to be delivered in connection herewith and the transactions expressly contemplated hereby and thereby or which arise out of facts first occurring after the Closing.

6.8 Change of Name.

(a) On the Closing Date, the Seller shall file the necessary documentation in its jurisdiction of incorporation and any jurisdiction where the Seller is registered to do business to change its name from “Travel Nurse Solutions” to a name that is dissimilar to “Travel Nurse Solutions” and which shall not contain the words “Travel” or “Nurse” or “Solutions” and shall take all actions requested by the Buyer to enable the Buyer to use to the Seller’s present name.

(b) From and after the Closing Date, the Seller shall not do business under the name “Travel Nurse Solutions” or any name similar thereto in any jurisdiction and the Seller and its Affiliates shall execute any documentation necessary for the Buyer or any of its Affiliates to use the name “Travel Nurse Solutions” or any name similar thereto.

7.	Covenants of the Buyer.

7.1 Related Parties. The Buyer and the Parent shall cause any other controlled Affiliate to take and not fail to take any action that may be necessary to carry out the Transactions.

7.2 Uncollectible Accounts Receivable. In the event that any Seller Party makes any indemnification payment pursuant to Section 11 hereof with respect to any uncollected Accounts Receivable, the Buyer shall promptly assign such Account Receivable to the Seller, and the Seller shall thereafter be entitled to take such reasonable actions as it may deem advisable in order to collect such Account Receivable.

8.	Additional Covenants.

8.1 Employees. At least 10 days prior to the Closing Date, the Seller shall provide the Buyer a list of all employees of the Seller who have been engaged in the Business at any time during the past 12 months (“Eligible Employees”) identified by name, U.S. social security number (if applicable, and, if not, a valid I-9 Form for such employee), hire date, and then current base salary or hourly wage. Effective as of the Closing Date, the Seller shall terminate the employment of any Eligible Employees whom the Buyer prior to the Closing designates in writing for employment (the “Designated Employees”), and the Buyer shall offer employment to all Designated Employees. The Seller shall remain solely responsible for all Liabilities arising out of or related to the actual or constructive termination of employment of any employee of the Business (including without limitation, in connection with the consummation of the Transactions). All Designated Employees who accept the Buyer’s offer of employment are herein referred to as “Transferred Employees.” The Buyer’s employment of the Transferred Employees shall be at the same salary or wage level as applicable to such employees immediately before Closing, except that overtime shall only be paid in accordance with the then current policies of the Buyer and on the terms and conditions (including participation in Benefit Plans) that are substantially similar to those provided by the Buyer to its employees of like rank and job title.

8.2 Public Announcements. No Seller Party shall issue any press release or make any public statement without the prior written consent of the Buyer. The Buyer and its Affiliates shall be entitled to issue any such press release or make any such public statement without the consent of the other Parties.

8.3 Cooperation on Tax Matters.

(a) The Buyer and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, Litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information which are reasonably relevant to any such audit, Litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller shall (i) retain all books and records with respect to Tax matters pertinent to the Business relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Body and (ii) to give the Buyer reasonable written notice prior to transferring, destroying, or discarding any such books and records and shall allow the Buyer to take possession of such books and records.

(b) The Buyer and the Seller shall, upon request, use their best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including, with respect to the Transactions).

(c) The Buyer and the Seller shall, upon request, provide the other Party with all information that either Party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

8.4 Certain Taxes. All transfer, documentary, sales, use, stamp, registration, and other such Taxes incurred in connection with this Agreement, shall be paid by the Seller when due, and, subject to the Buyer’s review and comment thereof, the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees, and, if required by applicable Law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation; provided, however, that the Buyer shall only be required to join the execution of such Tax Returns if the Buyer is satisfied with the form and content of such Tax Returns.

8.5 Confidentiality. If the Transactions are not consummated (a) the Seller Parties shall treat all confidential, proprietary, or other information obtained in its dealings with the Buyer or any Affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall return to the Buyer or such Affiliate all copies made by them or their representatives of such information provided by the Buyer or such Affiliate, and (b) the Buyer shall treat all Confidential Information obtained in its investigation of the Seller, and not otherwise known to them or already in the public domain, as confidential pursuant to the terms of that certain letter agreement dated July 29, 2004 between the Seller and the Buyer.

8.6 Expenses. Except as otherwise provided herein, the Parties shall each pay all of their respective legal, accounting, and other expenses incurred by such Party in connection with the Transactions.

8.7 Accounts Receivable and Excluded Receivables. From and after the Closing, if any of the Seller Parties or any of their Affiliates receive or collect any funds relating to any Accounts Receivable, such Seller Party or its Affiliate shall remit any such amounts to the Buyer within three days of each day on which the Seller or its Affiliate receives such sum. From and after the Closing, if the Buyer or any of its Affiliates receives or collects any funds relating to any Excluded Receivable, the Buyer or its Affiliate shall remit any such amounts to the Seller within three days of each day on which the Buyer or its Affiliates receives such sum.

9.	Conditions Precedent to Obligations of the Seller Parties.

All obligations of the Seller Parties to consummate the Transactions are subject to the satisfaction (or waiver by the Seller) prior thereto of each of the following conditions:

9.1 Representations and Warranties. The representations and warranties of the Buyer and the Parent contained in this Agreement shall be true and correct on the date hereof (except to the extent such representations and warranties speak as of an earlier date), and shall also be true and correct, in all material respects (except for representations and warranties which are qualified by materiality or words of similar import, which shall be true and correct in all respects), on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

9.2 Agreements, Conditions and Covenants. The Buyer and the Parent shall have performed or complied with, in all material respects, all agreements, conditions, and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date.

9.3 Legality. No Law or Court Order shall have been enacted, entered, promulgated, or enforced by any Governmental Body that is in effect and has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of the Transactions.

9.4 Closing Deliveries. All deliveries required to be made at Closing pursuant to Section 3 hereof by any Person other than the Seller Parties shall have been made.

10.	Conditions Precedent to Obligations of the Buyer.

All obligations of the Buyer to consummate the Transactions are subject to the satisfaction (or waiver by the Buyer) prior thereto of each of the following conditions:

10.1 Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true and correct on the date hereof (except to the extent such representations and warranties speak as of an earlier date), and shall also be true and correct, in all material respects (except for representations and warranties which are qualified by materiality or words of similar import, which shall be true and correct in all respects), on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

10.2 Agreements, Conditions and Covenants. The Seller Parties shall have performed or complied with, in all material respects, all agreements, conditions, and covenants required by this Agreement to be performed or complied with or by them on or before the Closing Date.

10.3 Material Adverse Effect. There shall not have been any fact, circumstance, or occurrence that has had or could reasonably be expected to have a Material Adverse Effect.

10.4 Legality. No Law or Court Order shall have been enacted, entered, promulgated, or enforced by any Governmental Body that is in effect and (a) has the effect of making the purchase and sale of the Purchased Assets illegal or otherwise prohibiting the consummation of such purchase and sale or (b) has a reasonable likelihood of causing a Material Adverse Effect.

10.5 Closing Deliveries. All deliveries required to be made at Closing pursuant to Section 3 hereof by any Person other than the Buyer shall have been made.

10.6 Disclosure Schedule. The Buyer, in its sole discretion, shall be satisfied with the form and substance of the Disclosure Schedule and any updated versions thereof.

11.	Indemnification.

11.1 By the Seller Parties. From and after the Closing Date, the Seller Parties, jointly and severally, shall indemnify, defend, and hold harmless the Buyer and its respective successors and assigns (if any), and their respective officers, directors, employees, shareholders, agents, Affiliates, and any Person who controls any of such Persons within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Buyer Party”) from and against any Liabilities, claims, demands, judgments, losses, costs, damages, or expenses whatsoever (including reasonable attorneys’, consultants’, and other professional fees and disbursements of every kind, nature, and description incurred by such Indemnified Buyer Party in connection therewith, but excluding consequential and punitive damages and similar damages) (collectively, “Damages”) that such Indemnified Buyer Party may sustain, suffer, or incur and that result from, arise out of, or relate to (a) any breach of any of the representations, warranties, covenants, or agreements of the Seller Parties contained in this Agreement or in the Closing Certificates, (b) any Environmental Condition alleged to have occurred on or before the Closing, (c) any Excluded

Liability, (d) any Liability of the Seller involving Taxes due and payable by, or imposed with respect to the Seller for any and all taxable periods ending on or prior to the Closing Date (whether or not such Taxes have been due and payable), (e) any Liability of the Seller involving any Excluded Asset, (f) any Indebtedness (other than the Crestmark Note), (g) any Payment Accelerations, (h) any of the matters set forth in Section 12.

11.2 By the Buyer and the Parent. From and after the Closing Date, the Buyer and the Parent, jointly and severally, shall indemnify, defend, and hold harmless the Seller Parties and their respective successors and assigns (if any) and their respective officers, directors, employees, shareholders, agents, Affiliates, and any Person who controls any of such Persons within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Seller Party”) from and against any Damages that such Indemnified Seller Party may sustain, suffer, or incur and that result from, arise out of, or relate to (a) any breach of any of the representations, warranties, covenants, or agreements of the Buyer contained in this Agreement, and (b) any Assumed Liability. Notwithstanding the foregoing, the Parent and the Buyer shall not indemnify any Seller Indemnified Party pursuant to Section 11.2(b) for any Damages against which any Buyer Indemnified Party is entitled to be indemnified pursuant to Section 11.1.

11.3 Procedure for Claims.

(a) Any Person who desires to seek indemnification under any part of this Section 11 (each, an “Indemnified Party”) shall give written notice in reasonable detail (a “Claim Notice”) to each Party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”). Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, then the Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within 30 days (the “Response Period”) after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, then such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response in accordance with the terms hereof or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

(b) If any Indemnitor shall be obligated to indemnify an Indemnified Party pursuant to this Section 11, then such Indemnitor shall pay to such Indemnified Party the amount to which such Indemnified Party shall be entitled within 15 Business Days after the day on which such Indemnitor became so obligated to the Indemnified Party. If the Indemnified Party shall be an Indemnified Buyer Party, it shall first offset the amount of the Damages to which it is entitled under this Section 11 from the promissory note issued to the Seller on the Closing Date, but only to the extent the original principal amount of such promissory note is sufficient to satisfy such Damages and has not been previously offset by other claims for indemnification. Thereafter, if the remaining principal amount of the promissory note is less than the amount of Damages to which such Indemnified Buyer Party is entitled, such Indemnified Buyer Party shall be entitled to indemnification directly from the Seller Parties or any of them. In addition, if the Indemnified Party is an Indemnified Buyer Party, the Indemnified Buyer Party shall be entitled, at its sole discretion, to reduce the Earn-Out Consideration by the amount of the Damages to which it is entitled under this Section 11. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to 10%.

(c) If, during the Response Period, an Indemnified Party receives a Claim Response from the Indemnitor, then for a period of 45 days (the “Resolution Period”) after the Indemnified Party’s receipt of such Claim Response, the Indemnified Party and the Indemnitor shall endeavor to resolve any dispute arising therefrom. If such dispute is resolved by the Parties during the Resolution Period, the amount that the Parties have specified as the amount to be paid by the Indemnitor, if any, as settlement for such dispute shall be conclusively deemed to be an obligation of such Indemnitor. If the Parties are unable to agree upon a resolution to such dispute prior to the expiration of the Resolution Period (or any extension thereto to which the Indemnitor and Indemnified Party agree in writing), the issue shall be finally settled by arbitration conducted by an arbitrator mutually agreed to by the Parties. The arbitrator shall conduct the arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (as modified by this Agreement) in Pittsburgh, Pennsylvania, but the matter shall not be submitted to the American Arbitration Association and the arbitrator need not be a member of the American Arbitration Association. The decision of the arbitrator shall be binding upon the Parties. The arbitrator shall apply the governing Law specified in Section 16 of this Agreement and shall have the power to rule on its competence and on the validity of this Agreement as submitted for arbitration. The Parties will provide to the arbitrator all information pertaining to the dispute that the arbitrator may request, provided, that all information supplied by any Party shall be deemed to be confidential information and the Parties and the arbitrator shall use commercially reasonable efforts to protect such information from disclosure to any Person not related to the dispute. Judgment upon any award rendered may be entered in any court having jurisdiction. The Parties and the arbitrator will use their best efforts to cause the dispute to be resolved within three months after initiation of the arbitrator selection process. The arbitrator shall be required to state in writing the reasoning on which the award rests.

11.4 Certain Limitations. Notwithstanding any other provision of this Section 11, except as provided below in this Section 11.4, the Indemnified Buyer Parties on the one hand, and the Indemnified Seller Parties on the other hand, shall be entitled to indemnification hereunder with respect to the breach of a representation or warranty by the Seller Parties, or by the Buyer and the Parent, respectively, only when the aggregate of all Damages to such Indemnified Parties from all such breaches of representations or warranties exceeds $90,000 (the “Deductible Amount”) and only to the extent that the aggregate of all such Damages exceeds the Deductible Amount. Notwithstanding the foregoing, the maximum limitation for claims pursuant to this Section 11 shall be $6,500,000 (the “Indemnification Cap”). The foregoing limitation with respect to the Deductible Amount and the Indemnification Cap shall not apply, however, to (a) any breach of the Seller Parties’ representations or warranties under Sections 4.1 (Corporate Status), 4.2 (Authorization), 4.4 (Stock Ownership), 4.6 (Title to Purchased Assets and Related Matters), 4.13 (Taxes), and 4.29 (Finder’s Fee) or in the related provisions of the Closing Certificates and (b) a breach of any representations or warranties of a Party to this Agreement that were made with an intent to mislead or defraud or with a reckless disregard of the accuracy thereof, and (c) any Damages arising from any matter set forth in clauses (b) through (h) of the first sentence of Section 11.1. In addition, in the case of a claim that may be made based on a breach of a representation or warranty as well as on any other item described in clauses (b) through (h) of the first sentence of Section 11.1, such limitations regarding the Deductible Amount and the Indemnification Cap shall not apply to the extent that such claim is not based solely on an asserted breach of a representation or warranty.

11.5 Certain Qualifications. With respect to any breach of any representation or warranty of the Seller, any qualifications or exceptions relating to materiality or Material Adverse Effect shall be disregarded for purposes of determining whether or to the extent to which an Indemnified Buyer Party shall be entitled to indemnification hereunder with respect to such representations and warranties. In furtherance of the foregoing, and for the avoidance of doubt, the calculation of the Deductible Amount set forth in Section 11.4 shall include any Damages incurred by an Indemnified Party for which the Indemnified Party would have been entitled to claim indemnification under this Section 11 with respect to a breach of a representation or warranty but for such claim being excluded as a result of such representation or warranty being qualified by materiality, Material Adverse Effect, or the knowledge of a particular Person.

11.6 Claims Period. Any claim for indemnification under this Section 11 shall be made by giving a Claim Notice under Section 11.3 on or before the applicable “Expiration Date” specified below in this Section 11.6, or the claim under this Section 11 shall be invalid. The following claims shall have the following respective Expiration Dates: (a) the date that is eighteen months after the Closing Date – any claims that are not specified in any of the succeeding clauses; (b) the seventh anniversary of the Closing Date, for any claim with respect to Taxes (including a breach of the representations or warranties contained in Section 4.13 (Taxes)) or a breach of the representations or warranties contained in Section 4.20 (ERISA); and (c) until the expiration of the applicable statute of limitations – any claim with respect to (i) a breach of a covenant or agreement, or (ii) any claim based on a breach of a representation or warranty contained in Sections 4.1 and 5.1 (Corporate Status), 4.2 and 5.2 (Authorization), 4.4 (Stock Ownership), 4.6 (Title to Purchased Assets and Related Matters), 4.15 and 5.5 (Legal Proceedings and Compliance with Law), and 4.29 and 5.4 (Finder’s Fee). If more than one of such Expiration Dates applies to a particular claim, the latest of such Expiration Dates shall be the controlling Expiration Date for such claim. So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

11.7 Third Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Section 11 with respect to any actions, suits, or other administrative or judicial proceedings (each, an “Action”) that may be instituted by a third party shall give each Indemnitor prompt notice of a third party’s institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; provided, further, that if the Indemnitor assumes such defense thereof, the Indemnitor shall be conclusively deemed to have acknowledged that the Action is within the scope of its indemnity obligation hereunder and shall hold the Indemnified Party harmless from and against all Damages resulting therefrom. If the Indemnitor does not, or is not requested to, assume the defense of an Action, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of the Indemnitor (which consent shall not be unreasonably withheld). If the Indemnified Party is successful in its defense of an Action, the Indemnitor shall nonetheless be responsible for the reasonable attorneys’, consultants’, and other professional fees, and disbursements of every kind, nature, and description incurred by such Indemnified Party in connection therewith. An Indemnified Party’s right to claim indemnification under this Section 11 shall be impaired if, and only to the extent that, such Indemnified Party fails to give notice under this Section 11.7 as promptly as may reasonably be practicable and an Indemnitor shall have been actually and materially prejudiced by such failure. Notwithstanding anything herein to the contrary, without the written consent of the Buyer, the Seller shall not be entitled to assume any Action (each, a “Prohibited Action”): (a) to the extent that any such Action seeks, in addition to or in lieu of monetary damages, any injunctive or other equitable relief; (b) the Action relates to or arises in connection with any criminal proceeding, action, indictment, allegation, or investigation; (c) the Action involves a customer or supplier of the Business; (d) the Buyer reasonably believes an adverse determination with respect to the

Action would be detrimental to or injure the reputation or future business prospects of the Business, the Buyer, or its Affiliates; or (e) the amount of claimed Liabilities in such Action exceeds the Indemnification Cap (after reducing such Indemnification Cap by the amount of other claims for indemnification made by the Indemnified Buyer Parties against the Seller Parties). If the Buyer consents in writing to the Seller’s assumption of any Prohibited Action, the Seller shall not consent to the entry of any judgment or enter into any settlement with respect to such Prohibited Action, except with the prior written consent of the Buyer.

11.8 Effect of Investigation or Knowledge. Any claim by the Buyer for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to the Buyer, nor shall such a claim be adversely affected by the Buyer’s knowledge on or before the Closing Date of any breach of the type specified in the first sentence of Section 11.1 or of any state of facts that may give rise to such a breach; any such claim shall survive Closing until the applicable Expiration Date. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, or obligations.

11.9 Contingent Claims. Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder for potential or contingent claims or demands (a “Contingent Claim”) provided the Claim Notice sets forth the specific basis for any such Contingent Claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim may be made.

11.10 Shareholders’ Representative.

(a) David Rentschler shall act as the representative of each of the Seller Parties (the “Shareholders’ Representative”) for the purpose of settling on behalf of the Seller Parties claims made by any Indemnified Buyer Party under Section 11, representing the Seller Parties in any indemnification proceedings under Section 11, and representing the Seller Parties in connection with any other claim by the Buyer or any Indemnified Buyer Party, including with respect to any adjustments to or disputes with respect to the Purchase Price under Section 2.3 or Section 2.6. Each Seller Party shall be bound by any and all actions taken by the Shareholders’ Representative on their behalf.

(b) Any Indemnified Buyer Party shall be entitled to rely exclusively upon any communications or writings given or executed by the Shareholders’ Representative and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by Shareholders’ Representative. Any Indemnified Buyer Party shall be entitled to disregard any notices or communications given or made by the Seller Parties unless given or made through the Shareholders’ Representative.

12.	Tax and Securities Law Matters.

12.1 Indemnification. From and after the Closing Date, the Seller shall indemnify, defend and hold harmless Buyer from and against (a) any Taxes of the Seller or any of its Affiliates, (b) any Taxes that relate to the Business for all periods subject to Tax ending on or before the Closing Date and the portion of all Taxes allocable to any period subject to Tax that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), and (c) any and all Taxes of any Person imposed on the Buyer or any of its Affiliates as a transferee or successor of the Seller, by Contract or pursuant to any Law, which Taxes relate to an event or transaction first occurring before the Closing Date.

12.2 Securities Matters.

(a) No Seller Party will, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of the shares of Parent Common Stock to be received by such Seller Party in connection with the transactions contemplated hereby except pursuant to an effective registration statement under the Securities Act or in conformity with the provisions of Rule 144 or another applicable exemption under the Securities Act.

(b) Each Seller Party has reviewed Parent’s periodic filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-KSB and its subsequent quarterly reports on Form 10-QSB. Each Seller Party (a) has such knowledge, sophistication and experience in business and financial matters that such Seller Party is capable of evaluating the merits and risks of an investment in the shares of Parent Common Stock, (b) fully understands the nature, scope, and duration of the limitations on transfer contained herein and under applicable law, and (c) can bear the economic risk of any investment in the shares of Parent Common Stock and can afford a complete loss of such investment. Each Seller Party has had an adequate opportunity to ask questions and receive answers (and has asked such questions and received answers to its satisfaction) from the officers of the Parent concerning the business, operations and financial condition of the Parent. None of the Seller Parties has any contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participation in any shares of Parent Common Stock to be acquired by such Seller Party in connection with the transactions contemplated hereby.

(c) Each Seller Party acknowledges and agrees that Parent will not provide such Seller Party with a prospectus for such Seller Party’s use in selling the shares of Parent Common Stock to be received by such Seller Party in connection with the transactions contemplated hereby, and agrees to sell such shares only in accordance with the provisions of this Section 12.2.

(d) The certificate or certificates evidencing the shares of Parent Common Stock to be delivered in connection with the transactions contemplated hereby will bear restrictive legends substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

13.	General Matters.

13.1 Contents of Agreement. This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the Parties with respect to the Transactions and supersedes all prior Contracts or understandings among the Parties regarding those matters.

13.2 Amendment, Parties in Interest, Assignment, Miscellaneous. This Agreement may be amended, modified, or supplemented only by a written instrument duly executed by each of the Parties. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective heirs, legal representatives, successors, and permitted assigns of the Parties. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, legal representatives, successors, and permitted assigns, except as provided in Section 11. No Party shall assign this Agreement or any right, benefit, or obligation hereunder except that (i) the Seller may assign its rights under this Agreement to the Shareholders’ Representative in connection with a dissolution or liquidation of the Seller, and (ii) the Buyer may assign its rights hereunder to any Affiliate of the Buyer, any financial institution, lender, or investor providing to the Buyer debt or equity financing in connection with the Transactions, and to any Person that acquires, by purchase of stock, purchase of assets, merger, or other form of transaction, all or substantially all of the business and assets of the Buyer. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument duly executed by such Party. Neither the failure nor the delay by any Party in exercising any right, power, or privilege hereunder shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of any such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

13.3 Further Assurances. At and after the Closing, the Parties shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

13.4 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to any gender include all genders, (c) “include” “includes” and “including” shall be deemed to be followed in each instance by the words “without limitation,” and (d) references to “hereunder” or “herein” relate to this Agreement. Any determination as to whether a situation is material shall be made by taking into account the effect of all other provisions of this Agreement that contain a qualification with respect to materiality so that the determination is made after assessing the aggregate effect of all such situations. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, Disclosure Schedule, and Exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a Party’s being satisfied with any particular item or to a Party’s determination of a particular item presumes that such standard will not be achieved unless such Party shall be satisfied or shall have made such determination in its sole or complete discretion.

13.5 Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy (or facsimile) shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

13.6 Negotiated Agreement. The Parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

14.	Remedies.

Except for any claims seeking equitable relief or claims based on an intent to mislead or defraud, from and after the Closing, the indemnities provided for in Section 11 of this Agreement shall be the exclusive remedies of the Parties hereto and their respective officers, directors, employees, Affiliates, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation or warranty or any non-compliance with or breach of or default in the performance of any of the covenants or agreements contained in this Agreement and the parties shall not be entitled to any further indemnification or other rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

15.	Notices.

All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail, facsimile message, or Federal Express or other nationally recognized overnight delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express or facsimile to the address or facsimile number set forth below, unless such address or facsimile number is changed by written notice to the other Parties in accordance with this Agreement:

If to the Seller Parties:

Travel Nurse Solutions, Inc.

c/o David N. Rentschler, Shareholders’ Representative

1269 Ida Street

Cincinnati, OH 45202

FAX:

with a required copy to:

Kohnen & Patton LLP

Attn: Mark J. Zummo, Esq.

PNC Center, Suite 800

201 East Fifth Street

Cincinnati, OH 45202

FAX: 513.381.5823

If to the Buyer:

World Health Alternatives, Inc.

777 Penn Center Boulevard, Suite 111

Pittsburgh, PA 15235

Attn: Richard E. McDonald

FAX: 412.829.8905

with a required copy to:

Morgan, Lewis & Bockius LLP

One Oxford Centre

Thirty-Second Floor

Pittsburgh, PA 15219-6401

Attn: Kimberly A. Taylor

FAX: 412.560.7001

16.	Governing Law.

This Agreement shall be construed and interpreted in accordance with the Laws of the Commonwealth of Pennsylvania without regard to its provisions concerning conflicts of Laws, choice of Law, choice of forum, or principles that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction. The Parties hereby irrevocably (a) submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in the Western District of Pennsylvania and (b) waive the right and hereby agree not to assert by way of motion, as a defense or otherwise, in any action, suit, or other legal proceeding brought in any such court, any claim that it, he, or she is not subject to the jurisdiction of such court, that such action, suit, or proceeding is brought in an inconvenient forum, or that the venue of such action, suit, or proceeding is improper. Each Party also irrevocably and unconditionally consents to the service of any process, pleadings, notices, or other papers in a manner permitted by the notice provisions of Section 17. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE, AND ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first written above.

Travel Nurse Solutions, Inc.

By:
Name:
Title:

Majority Investors:

/s/ David N. Rentschler
David N. Rentschler

/s/ Paul D. Gunnoe
Paul D. Gunnoe

World Health Alternatives, Inc.

By:
Name:
Title:

Better Solutions, Inc.

By:
Name:
Title:

EXHIBIT A

Bill of Sale, Assignment, and Assumption Agreement

BILL OF SALE, ASSIGNMENT, AND ASSUMPTION AGREEMENT

This BILL OF SALE, ASSIGNMENT, AND ASSUMPTION AGREEMENT (this “Bill of Sale”) is made as of October 14, 2004, by and between Travel Nurse Solutions, Inc., an Ohio corporation (the “Seller”) and Better Solutions, Inc., a Pennsylvania corporation (the “Buyer”). Unless otherwise defined herein, capitalized terms are used herein as defined in the Asset Purchase Agreement dated as of October 14, 2004 (the “Asset Purchase Agreement”) by and among, the Seller, the Buyer, World Health Alternatives, Inc., a Florida corporation (“Parent”) and certain shareholders of the Seller.

BACKGROUND

WHEREAS, pursuant to the Asset Purchase Agreement, the Buyer has agreed to purchase the Purchased Assets and assume the Assumed Liabilities from the Seller and the Seller has agreed to sell the Purchased Assets and transfer the Assumed Liabilities to the Buyer; and

WHEREAS, pursuant to due authorization, the Seller is executing and delivering this Bill of Sale for the purpose of granting, selling, conveying, assigning, transferring, and delivering to the Buyer all of the Seller’s right, title, and interest in and to the Purchased Assets and the Buyer is executing and delivering this Bill of Sale in order to confirm to the Seller the assumption by the Buyer of the Assumed Liabilities;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Asset Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

1. As of the date hereof, the Seller hereby grants, sells, conveys, assigns, transfers, sets over, assigns, remises, releases, delivers and confirms unto the Buyer, its successors and assigns forever, all of the Seller’s right, title, and interest in and to the Purchased Assets.

2. As of the date hereof, the Buyer hereby assumes and shall hereafter perform, pay, and discharge the Assumed Liabilities.

3. The Seller hereby covenants that, from time to time after delivery of this Bill of Sale at the reasonable request of the Buyer and without further cost or expense to the Buyer, unless otherwise provided in the Asset Purchase Agreement, the Seller shall take such steps as may be reasonably necessary or appropriate so that the Buyer shall be placed in actual possession and operating control of the Purchased Assets.

4. The Buyer hereby covenants that from time to time after delivery of this Bill of Sale at the reasonable request of the Seller and without further cost or expense to the Seller, unless otherwise provided in the Asset Purchase Agreement, the Buyer shall execute and deliver such other instruments as may be reasonably necessary or appropriate in order to more effectively consummate the assumption of the Assumed Liabilities contemplated by the Asset Purchase Agreement.

5. Nothing in this instrument, express or implied, is intended or shall be construed to confer upon, or give to, any Person, other than the parties hereto and their respective successors and permitted assigns, any remedy or claim under or by reason of this instrument or any terms, covenants, or conditions hereof, and all the terms, covenants and conditions contained in this instrument shall be for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns.

6. The assumption by the Buyer of the Assumed Liabilities as set forth above shall not be construed to defeat, impair or limit in any way (i) any rights or remedies of the Buyer against third parties to contest or dispute the validity or amount of any Assumed Liability or (ii) any other rights or remedies of the Buyer under the Asset Purchase Agreement.

7. Neither the making nor the acceptance of this Bill of Sale shall enlarge, restrict, or otherwise modify the terms of the Asset Purchase Agreement or constitute a waiver or release by the Seller, the Buyer or Parent of any Liabilities, duties, or obligations imposed upon any of them by the terms of the Asset Purchase Agreement.

8. This Bill of Sale shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of each of the parties hereto.

9. This Bill of Sale may not be amended, supplemented or modified except by an instrument in writing signed by each of the parties hereto.

10. This Bill of Sale may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

11. This Bill of Sale shall be construed and interpreted in accordance with the Laws of the Commonwealth of Pennsylvania without regard to its provisions concerning choice of Laws, choice of forum, or principles that might otherwise refer construction or interpretation of this Bill of Sale to the substantive Law of another jurisdiction.

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IN WITNESS WHEREOF, this Bill of Sale has been executed by the Seller and the Buyer as of the date first written above.

TRAVEL NURSE SOLUTIONS, INC.

By:
Name:
Title:

BETTER SOLUTIONS, INC.

By:
Name:
Title:

EXHIBIT B

Promissory Note

PROMISSORY NOTE

U.S. $750,000.00	October 14, 2004

FOR VALUE RECEIVED, WORLD HEALTH ALTERNATIVES, INC., a Florida corporation, and BETTER SOLUTIONS, INC., a Pennsylvania corporation (each, a “Payor,” and collectively, the “Payors”), hereby jointly and severally promise to pay to the order of Travel Nurse Solutions, Inc., an Ohio corporation (the “Holder”) the principal amount of ONE MILLION DOLLARS or such lesser amount thereof as remains outstanding under this Note (such amount, the “Principal Sum”), together with any accrued and unpaid interest (defined below), as follows. This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of an Asset Purchase Agreement dated October 14, 2004, by and among the Payors, the Holder and certain shareholders of the Holder (the “Asset Purchase Agreement”). Capitalized terms used in this Note that are not defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

1. Interest. Interest shall accrue on the Principal Sum at the simple rate of six percent per annum; provided, however, that upon the occurrence and during the continuance of an Event of Default (as hereinafter defined), all of the obligations evidenced by this Note shall bear interest at the simple rate of ten percent per annum (or, if such rate exceeds the maximum rate permitted by applicable Law, then the maximum rate permitted by applicable Law). Interest shall be calculated based on a 365-day year for the number of days elapsed.

2. Payment of Principal Sum and Accrued Interest. Subject to Payors’ right of set-off as set forth in Section 7 below, the Principal Sum shall be payable in 10 consecutive quarterly installments of $75,000 beginning on December 31, 2004 and ending on March 31, 2007. Interest accruing from time to time on the Principal Sum shall be paid at the times provided above for payments of installments of the Principal Sum. All payments hereunder shall be made in lawful money of the United States at the business office of Holder, or at such other place as Holder may from time to time direct.

3. Prepayment. This Note may be prepaid in whole or in part at any time and from time to time without premium or penalty; provided, however, that any such prepayment shall be accompanied by payment of all accrued and unpaid interest to the date of prepayment.

4. Allocation of Payments and Prepayments. Payments and prepayments received hereunder shall be applied (i) first to the payment of out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred or paid by the Holder in exercising any right, power or remedy conferred by this Note, or in the enforcement of any provision of this Note, in each case to the extent the Holder is entitled to exercise such right, power or remedy or enforce such provision, (ii) second, to the payment of accrued and unpaid interest on the Principal Sum to the date of such payment, (iii) third, to the payment of any installment of the Principal Sum then due and payable, and (iv) fourth to the payment of installments of the Principal Sum in inverse order of maturity until the Principal Sum is paid in full, unless otherwise agreed by Holder.

5. Subordination. By acceptance of this Note, Holder agrees that it will not unreasonably withhold its consent to any subordination of this Note that may be required by the lender under any credit facility to Payors and, in connection therewith, Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by Payors or such lender.

6. Events of Default. The occurrence of any one or more of the following events, conditions or state of affairs shall constitute an “Event of Default” hereunder: (a) Payors shall fail to make payments when due in accordance with Section 2 hereof and such failure shall remain uncured for 10 days after notice to Payors; (b) either Payor shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of its property, (ii) make an assignment for the benefit of creditors, (iii) be adjudicated bankrupt or insolvent, (iv) file a voluntary petition in bankruptcy, or a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (v) have an order for relief entered against it in any proceeding under the United States Bankruptcy Code; or (c) an order, judgment or decree shall be entered, without the application, approval or consent of a Payor, by a court of competent jurisdiction, approving a petition seeking reorganization of such Payor or appointing a receiver, trustee or liquidator of such Payor or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days.

7. Acceleration; Remedies. Upon the occurrence of any Event of Default, the Holder shall have all the rights of a creditor now or hereafter existing in equity, at law, by virtue of statute or otherwise. In addition, upon the occurrence of: (i) any Event of Default, (ii) the liquidation and dissolution of either Payor, (iii) the lease, sale, exchange, transfer, or other disposition of all, or substantially all, of either Payor’s or the Business’s assets, not made in the ordinary course of business, or (iv) an agreement of merger, consolidation, or majority share acquisition between either Payor and one or more domestic or foreign Persons (other than any merger or consolidation between the Payors or with any wholly-owned subsidiary of either Payor), in which such Payor’s shareholders in the aggregate receive or hold less than 50% of the outstanding voting shares of the surviving or new Person, then, at the election of the Holder hereof and with notice to the Payors, the Holder shall have the right to declare the Principal Sum and all accrued and unpaid interest to be immediately due and payable. Notwithstanding the foregoing, upon the occurrence of: any one or more of the Events of Default specified in Section 6(b) or (c), the Principal Sum and any accrued and unpaid interest thereon shall be immediately due and payable without the need for any election or notice by the Holder hereof.

8. Right of Set-Off. Payor shall have the right to withhold and set-off against any amount due hereunder the amount of any claim for adjustment to purchase price, indemnification or payment of damages to which Payor may be entitled under the Asset Purchase Agreement, as provided in Article 2 and Article 11 thereof.

8. No Assignment. The Holder may assign its rights under this Note to the Shareholders’ Representative in connection with the liquidation of the Holder. Except as providing in the preceding sentence, this Note may not be assigned by Holder without the prior written consent of Payor.

9. Miscellaneous. Except as expressly provided otherwise in this Note, the Payors and each endorser hereby: (i) waive presentment, notice of presentment, demand, notice of demand, protest, notice of protest, notice of nonpayment and any other notice required to be given by law in connection with the delivery, acceptance, performance, default or enforcement of this Note or any endorsement or guaranty of this Note; and (ii) consent to any and all delays, extensions, renewals or other modifications of this Note or waivers of any term hereof or the failure to act on the part of the Holder hereof or any indulgence shown by the Holder hereof, from time to time and in one or more instances (without notice to or further assent from the Payors), and agree that no such action, failure to act or failure to exercise any right or remedy on the part of the Holder hereof shall in any way affect or impair the obligations of the Payors or be construed as a waiver by the Holder hereof of, or otherwise affect, any of such Holder’s rights under this Note, or under any endorsement of this Note. The Payors further agree to reimburse the Holder hereof for all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred or paid in exercising any right, power or remedy conferred by this Note, or in the enforcement of any provision of this Note, in each case to the extent the Holder is entitled to exercise such right, power or remedy, or enforce such provision.

10. Governing Law. The parties intend that this Note shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of laws or choice of law that would compel the application of the substantive laws of any other jurisdiction.

IN WITNESS WHEREOF, Payors have executed this Note on the day and year first above written.

WORLD HEALTH ALTERNATIVES, INC.

By:
Name:
Title:

BETTER SOLUTIONS, INC.

By:
Name:
Title: